UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PPL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PPL Corporation

Notice of Annual Meeting May 15, 2013 and Proxy Statement

PPL CORPORATION

Two North Ninth Street

Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	10:00 a.m., Eastern Daylight Time, on Wednesday, May 15, 2013.

Place	Zoellner Arts Center 420 E. Packer Avenue Bethlehem, Pennsylvania 18015

Items of Business

•   To elect 12 directors, as listed in this Proxy Statement, for a term of one year.

•   To approve an amendment to PPL Corporation’s Articles of Incorporation to implement a majority vote standard in uncontested elections of directors.

•   To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013.

•   To conduct an advisory vote to approve named executive officer compensation.

•   To consider one shareowner proposal, if properly presented.

•   To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You can vote if you were a shareowner of record on February 28, 2013.

Proxy Voting	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the headings “General Information — If I am a shareowner of record, how do I vote?” and “— If I am a beneficial owner of shares held in street name, how do I vote?”

By Order of the Board of Directors,

Robert J. Grey Executive Vice President, General Counsel and Secretary

April 4, 2013

Important Notice Regarding the Availability of Proxy

Materials for the Shareowner Meeting to Be Held on May 15, 2013:

This Proxy Statement and the Annual Report to Shareowners are available at

http://www.pplweb.com/PPLCorpProxy

(i)

Grants of Plan-Based Awards During 2012	55
Outstanding Equity Awards at Fiscal Year-end 2012	57
Option Exercises and Stock Vested in 2012	60
Pension Benefits in 2012	60
Nonqualified Deferred Compensation in 2012	66
Potential Payments upon Termination or Change in Control of PPL Corporation	68
Change in Control Arrangements	68
Retention Agreements	71
Termination Benefits	72
Severance	72
SERP and PPL Executive Deferred Compensation Plan	73
Annual Cash Incentive Awards	74
Long-term Incentive Awards	74
Retirement Benefits for Mr. Miller	75

PROPOSAL 2: APPROVAL OF AMENDMENT TO PPL CORPORATION’S ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTE STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS	81

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	83
Fees to Independent Auditor for 2012 and 2011	83

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	85

SHAREOWNER PROPOSAL	85

PROPOSAL 5: REQUEST FOR POLITICAL SPENDING REPORT	86

PPL’S STATEMENT IN RESPONSE	87

DIRECTIONS TO ANNUAL MEETING	Inside back cover

(ii)

PPL CORPORATION

Two North Ninth Street

Allentown, Pennsylvania 18101

Proxy Statement

Annual Meeting of Shareowners

May 15, 2013

10:00 a.m. (Eastern Daylight Time)

We are providing these proxy materials in connection with the solicitation by the Board of Directors of PPL Corporation of proxies to be voted at the company’s Annual Meeting of Shareowners to be held on May 15, 2013, and at any adjournment or postponement of the Annual Meeting. Directors, officers and other company employees may also solicit proxies by telephone or otherwise. Brokers, banks and other holders of record will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We first released this proxy statement and the accompanying proxy materials to shareowners on or about April 4, 2013.

GENERAL INFORMATION

On what matters am I voting?

There are five proposals scheduled to be voted on at the meeting:

•	the election of 12 directors for a term of one year, as listed in this proxy statement;

•	the approval of an amendment to PPL Corporation’s Articles of Incorporation to implement a majority vote standard in uncontested elections of directors;

•	the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013;

•	an advisory vote to approve named executive officer compensation; and

•	the consideration of one shareowner proposal, if properly presented to the meeting.

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Shareowners. As a shareowner, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	this Proxy Statement for the Annual Meeting; and

•	our Annual Report for the fiscal year ended December 31, 2012.

If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to all of our shareowners, we have elected to furnish such materials to selected shareowners by providing access to these documents over the Internet. Accordingly, on April 4, 2013, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareowners. These shareowners have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the materials from us may be found on the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact and cost of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet;

•	vote your shares after you have viewed our proxy materials; and

•	request a printed copy of the proxy materials.

Copies of the proxy materials are available for viewing at www.pplweb.com/PPLCorpProxy.

If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Who can vote?

Holders of PPL Corporation common stock as of the close of business on the record date, February 28, 2013, may vote at the Annual Meeting, either in person or by proxy. Each share of PPL Corporation common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice or printed copies of the proxy materials have been sent directly to you by PPL Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name,” and the “shareholder of record” of your shares is your broker, bank or other holder of record. The Notice or printed copies of the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record to vote your shares. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares. Please understand that, if you are a beneficial owner, the company does not know that you are a shareowner or how many shares you own.

If I am a shareowner of record, how do I vote?

If you are a shareowner of record, you can vote via the Internet, by telephone, by mail or in person at the Annual Meeting.

•	Via the Internet

If you received a Notice, you may vote by proxy at www.eproxy.com/ppl by following the instructions found in the Notice. If you received or requested printed copies of the proxy materials by mail, you may vote via the Internet by following the instructions on your proxy card.

•	By telephone

If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number found on your proxy card. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

The telephone and Internet voting facilities for shareowners of record will be available 24 hours a day and will close at 11:59 p.m., Central Daylight Time, on May 14, 2013.

•	By mail

If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and returning it in the postage-paid envelope we have provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If the postage-paid envelope is missing, please mail your completed proxy card to PPL Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

•	In person at the Annual Meeting

You may come to the Annual Meeting and cast your vote there, either by proxy or by ballot. For those shareowners who received a Notice, please bring your Notice, which will serve as the admission ticket. For those shareowners who received printed copies of the proxy materials, please bring your admission ticket with you to the Annual Meeting.

If you vote via the Internet or by telephone, or mail to us your properly completed and signed proxy card, your shares of PPL Corporation common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees listed for director;

•	FOR the approval of an amendment to PPL Corporation’s Articles of Incorporation to implement a majority vote standard in uncontested elections of directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013;

•	FOR the advisory vote to approve named executive officer compensation; and

•	AGAINST the shareowner proposal.

We do not expect that any other matters will be brought before the Annual Meeting. By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other holder of record how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your brokerage firm or bank, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

We recommend that you follow the voting instructions in the materials you receive from your broker, bank or other holder of record to vote via the Internet, by telephone or by mail. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Please see the attendance requirements discussed under “Who can attend the Annual Meeting?”

As a participant in the PPL Corporation Employee Stock Ownership Plan, how do I vote shares held in my plan account?

If you are a participant in our Employee Stock Ownership Plan, you have the right to provide voting directions to the plan trustee, Fidelity Investments, by submitting your ballot card for those shares of our common stock that are held by the plan and allocated to your account. Plan participant ballots are treated confidentially. Full and fractional shares credited to your account under the plan as of February 28, 2013 will be voted by the trustee in accordance with your instructions. Participants may not vote in person at the Annual Meeting. Similar to the process for shareowners of PPL Corporation common stock who receive printed proxy materials, you may vote by mail, telephone or on the Internet. To allow sufficient time for voting by the trustee of the plan, your ballot must be returned by the close of business on May 10, 2013 if you vote by mail. If you vote by telephone or on the Internet, you must do so by 11:59 p.m., Central Daylight Time, on May 10, 2013. Please follow the ballot instructions specific to the participants in the Employee Stock Ownership Plan.

If you do not return your ballot, or return it unsigned, or do not vote by phone or on the Internet, the plan provides that the trustee will vote your shares in the same percentage as shares held by participants for which the trustee has received timely voting instructions. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

May I change or revoke my vote?

Any shareowner giving a proxy has the right to revoke it at any time before it is voted by:

•	giving notice in writing to our Corporate Secretary, which must be received not later than the close of business on May 14, 2013;

•	by completing, signing, dating and returning a new proxy card or voting instruction form with a later date;

•	providing a later-dated vote using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms, banks or other holders of record generally have the authority to vote customers’ unvoted shares on certain routine matters. For example, if your shares are held in the name of a brokerage firm, bank or other holder of record, such firm can vote your shares for the ratification of the appointment of Ernst & Young LLP, as this matter is considered routine under the applicable rules. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares.

Who can attend the Annual Meeting?

If you are a shareowner of record, and you received a Notice, the Notice will serve as your admission ticket. If you hold shares through the Employee Stock Ownership Plan, your admission ticket is the letter enclosed with your ballot card. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares as a beneficial owner (in street name), please bring to the meeting proof of your PPL common stock ownership, such as your most recent brokerage statement, or an ownership confirmation letter from your broker, or your Notice or PPL voting instruction form sent to you by your broker, along with picture identification. PPL will use your brokerage document to verify your ownership of PPL common stock and admit you to the meeting.

What constitutes a quorum?

In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present, in person or by proxy, in order to constitute a quorum. As of the record date, there were 582,935,895 shares of common stock outstanding, and each share of common stock is entitled to one vote. No shares of preferred stock of the company were outstanding. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions, “broker non-votes” and votes withheld from director nominees will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, so long as the broker, bank or other holder of record casts a vote on behalf of a shareowner on any issue other than a procedural motion. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

•	Election of Directors (Proposal 1)

The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying proxy card or by following the instructions if voting by telephone or via the Internet.

In any uncontested election of directors (an election in which the number of nominees is the same as the number of directors to be elected), any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation following the final tabulation of shareowner votes.

Your Board of Directors will decide whether to accept the resignation within 90 days following the final vote tabulation, through a process managed by the Compensation, Governance and Nominating Committee, excluding any director in question. Thereafter, your Board of Directors promptly will disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a Form 8-K filed with the Securities and Exchange Commission.

Proposal 1 (election of directors) is not considered a routine matter as to which a broker, bank or other holder of record may vote in its discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because the company currently has a plurality voting standard for the election of directors, broker non-votes will not affect the outcome of the vote on this proposal.

•	All Other Proposals

Each other matter to be submitted to shareowners requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

Proposal 2 (amendment of Articles of Incorporation), Proposal 4 (advisory vote to approve executive compensation) and Proposal 5 (shareowner proposal) are “non-routine” matters under NYSE rules, and brokerage firms, banks or other holders of record are prohibited from voting on each of these proposals without receiving instructions from the beneficial owners of the shares. Broker non-votes will not be considered as votes cast and will have no effect on the outcome of the vote. Abstentions will likewise not be treated as votes cast for purposes of these proposals and will have no effect on the outcome of the vote.

Proposal 3 (ratification of auditors) is considered to be a “routine” matter under NYSE rules, and brokers, banks or other holders of record may vote in their discretion on behalf of clients who have not furnished voting instructions. Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.

Who conducts the proxy solicitation and how much will it cost?

PPL Corporation will pay the cost of soliciting proxies on behalf of the Board of Directors. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person, over the Internet, by telephone or by facsimile. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, and we expect that the remuneration to Innisfree for its services will not exceed $15,000, plus reimbursement for out-of-pocket expenses. Brokers, dealers, banks and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

Who can assist me if I have questions about the annual meeting or need help voting my shares?

Your vote is important! If you need any help voting your shares or have questions about the annual meeting, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareowners may call toll-free at 877-825-8730

Banks and Brokers may call collect at 212-750-5833

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of a PPL affiliate or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of common stock in street name may receive a notice from their broker, bank or other holder of record stating that only one proxy statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce PPL’s printing, shipping and postage costs. Beneficial owners who participate in householding will continue to receive separate proxy forms. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents now or in the future from PPL promptly upon request to the address and phone number for PPL listed on the back cover page of this proxy statement. If beneficial owners sharing an address wish to receive single copies of such materials in the future, they should contact their broker, bank or other holder of record.

When are the 2014 shareowner proposals due?

To be included in the proxy material for the 2014 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company in writing no later than December 5, 2013:

Corporate Secretary’s Office

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

To be properly brought before the Annual Meeting, any other proposal must be received no later than 75 days in advance of the date of the 2014 Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Twelve members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareowners. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The proxies appointed by the Board of Directors intend to vote the proxy for the election of each of these nominees, unless you indicate otherwise on the proxy or ballot card.

The following pages contain biographical information about the nominees. See also “Director Nomination Process” on page 17 regarding information concerning the particular experience, qualifications, attributes and/or skills that led the Compensation, Governance and Nominating Committee and the Board to determine that each nominee should serve as a director. In addition, a majority of our directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Mr. Cox has been elected to join the Board, effective May 1, 2013. He is included as a nominee and will stand for election by the shareowners at the Annual Meeting.

Nominees for Directors:

FREDERICK M. BERNTHAL, 70, is the retired President of Universities Research Association (“URA”), a position he held from 1994 until March 2011. Located in Washington, D.C., URA is a consortium of 86 research universities engaged in the construction and operation of major research facilities on behalf of the U.S. Department of Energy and the National Science Foundation. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997.

JOHN W. CONWAY, 67, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is an international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past Chairman of the Can Manufacturers Institute. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Executive, Compensation, Governance and Nominating, and Finance Committees. He also serves as the lead director and presiding director who chairs executive sessions of the independent directors. He has been a director since 2000.

PHILIP G. COX, 61, will retire in April 2013 as Chief Executive Officer of International Power plc, a global independent power producer. He was promoted to that position in 2003 after serving in his previous role of Chief Financial Officer, a position he held since 2000. Before joining International Power, Mr. Cox served as Senior Vice President-Operational Planning at Invensys plc from 1999 to 2000 and in several financial roles at Siebe PLC, including Chief Financial Officer, from 1989 to 1999. Before joining Siebe, he served in several senior roles in both public and private industry, after beginning his career with Price Waterhouse in 1973, where he qualified as a Chartered Accountant in 1976. Mr. Cox graduated from Queens’ College, Cambridge University in 1973 and serves as a director of Wm Morrison Supermarkets plc and of Meggitt PLC. He was awarded a CBE (Commander of the British Empire) for services to the energy industry in 2013. He formerly served on the boards of Wincanton plc from 2001 to 2009 and of Tractebel Energia S.A. from 2011 to March 2013. Mr. Cox will join the Board as of May 1, 2013 and will serve on the Finance and Nuclear Oversight Committees.

STEVEN G. ELLIOTT, 66, is the retired Senior Vice Chairman of The Bank of New York Mellon Corporation, an investment management and investment servicing company. He served in that position from 1998 until his retirement in December 2010. He joined Mellon in 1987 as Executive Vice President and head of the finance department. He was named Chief Financial Officer in 1990, Vice Chairman in 1992 and Senior Vice Chairman in 1998. Before joining Mellon, he had held senior officer positions at First Commerce Corporation, New Orleans; Crocker National Bank, San Francisco; Continental Illinois National Bank, Chicago; and First Interstate Bank of California. He served as a director of Mellon Financial Corporation from 2001 until the July 2007 merger and then as a director of BNY Mellon through July 2008. He also serves as a director of Huntington Bancshares Incorporated and AllianceBernstein Corporation. Mr. Elliott earned a bachelor’s degree in finance from the University of Houston and a master’s degree in business administration from Northwestern University’s Kellogg School of Management. He is chair of the Audit Committee and a member of the Finance Committee and has been a director since 2011.

LOUISE K. GOESER, 59, is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industry, energy and healthcare sectors. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 until November 2008. Ford of Mexico manufactures cars, trucks and related parts and accessories. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She also serves as a director of MSC Industrial Direct Co., Inc. and of HSBC Mexico. She is a member of the Compensation, Governance and Nominating Committee and has been a director since 2003.

STUART E. GRAHAM, 67, retired in April 2008 as President and Chief Executive Officer of Sweden-based Skanska AB, an international project development and construction company. He continued to serve as chairman of Skanska USA Inc., a U.S. subsidiary, until May of 2011. Mr. Graham was named President and CEO of Skanska AB and was elected to its board of directors in 2002. From 2000 to 2002, Mr. Graham served as executive vice president and as a member of the senior executive team of Skanska AB. Mr. Graham’s career includes more than four decades of experience in the infrastructure and construction industry, including executive management responsibilities for Skanska’s business units in the United States, the United Kingdom, Hong Kong and South America. He is past chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He also serves as a member of the board of directors of Harsco Corporation, Industrivärden AB and Skanska AB, where he is Chairman. He formerly served on the Board of Securitas AB. Mr. Graham graduated from Holy Cross College with a B.S. in economics. He is a member of the Compensation, Governance and Nominating Committee, the Executive Committee and the Nuclear Oversight Committee. He has been a director since 2008.

STUART HEYDT, 73, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a nonprofit healthcare provider, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is a member of the Audit, Compensation, Governance and Nominating, Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991.

RAJA RAJAMANNAR, 51, served as Executive Vice President, Senior Business, and Chief Transformation Officer of WellPoint, Inc., one of the nation’s largest health benefits companies, until January 2013. Prior to joining WellPoint in March of 2012, he served as Senior Vice President & Chief Innovation and Marketing Officer for Humana Inc., a healthcare company that offers a wide range of insurance products and health and wellness services. He held that position from April 2009 until March 2012. Prior to joining Humana, Mr. Rajamannar had 24 years of global business management experience, including 15 years with Citigroup, the New York-based banking conglomerate. Mr. Rajamannar served as Executive Vice President and Chief Marketing Officer of the Global Cards division of Citigroup from 2006 to 2008, managing the bank’s value, cash and rewards businesses, as well as the automotive and telecommunications sectors. He also headed the new product development and new payment technologies groups. From 2004 to 2006, he was Chairman and Chief Executive Officer of Diners Club North America. From 1994 to 2004, he served in other senior marketing and sales positions at Citigroup in London and Dubai. Prior to joining Citigroup in 1994, Mr. Rajamannar held marketing and sales positions at Unilever in India from 1988 to 1994, and was a senior product manager at Asian Paints Limited in India. Mr. Rajamannar earned a bachelor of technology degree in chemical engineering from Osmania University in Hyderabad, India, and a master’s degree in business administration from the Indian Institute of Management in Bangalore, India. He is a member of the Audit and Finance Committees. Mr. Rajamannar has been a director since July 2011.

CRAIG A. ROGERSON, 56, is Chairman, President and Chief Executive Officer of Chemtura Corporation, a position he has held since December 2008. Chemtura, located in Philadelphia, Pennsylvania, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Mr. Rogerson served as President, Chief Executive Officer and director of Hercules Incorporated from December 2003 until its acquisition by Ashland, Incorporated in November 2008. Located in Wilmington, Delaware, Hercules was a global manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named President of its BetzDearborn Division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company, including president of the FiberVisions and Pinova Divisions, Vice President of Global Procurement and Chief Operating Officer. Mr. Rogerson serves on the boards of the American Chemistry Council and the Society of Chemical Industry. He holds a chemical engineering degree from Michigan State University, where he serves on the Advisory Board of the Chemical Engineering & Materials Science College. He is chair of the Compensation, Governance and Nominating Committee, and is also a member of the Executive and Nuclear Oversight Committees. He has been a director since 2005.

WILLIAM H. SPENCE, 56, is Chairman, President and Chief Executive Officer of PPL Corporation. Prior to his current appointment as Chairman in April 2012, Mr. Spence was named Chief Executive Officer and appointed to the board of directors of PPL Corporation in November 2011, was named President and Chief Operating Officer in July 2011, and served as Executive Vice President and Chief Operating Officer since June of 2006. Prior to joining PPL in June 2006, Mr. Spence had 19 years of service with Pepco Holdings, Inc. and its heritage companies, Delmarva Power and Conectiv. He served as Senior Vice President of Pepco Holdings from August 2002 and as Senior Vice President of Conectiv Holdings since September 2000. He joined Delmarva Power in 1987 in that company’s regulated gas business, where he held various management positions before being named Vice President of Trading in 1996. Mr. Spence also serves on the boards of several wholly owned subsidiaries of PPL Corporation. Mr. Spence earned a bachelor’s degree in petroleum and natural gas engineering from Penn State University and a master’s degree in business administration from Bentley College. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Spence has been a director since November 2011.

NATICA VON ALTHANN, 62, is currently a founding partner of C&A Advisors, a consulting firm in the financial services and risk management areas. She retired in June 2008 as the Senior Credit Risk Management Executive for Bank of America, and Chief Credit Officer of U.S. Trust, an investment management company. Prior to being appointed to the Bank of America position in 2007 after U.S. Trust was acquired by Bank of America, Ms. von Althann served as Chief Credit Officer of U.S. Trust since 2003. Prior to joining U.S. Trust in 2003, Ms. von Althann served as managing director at IQ Venture Partners, an investment banking boutique. Previously, she spent 26 years at Citigroup, including in a number of senior management roles. During her time at Citigroup, among other positions, she served as managing director and co-head of Citicorp’s U.S. Telecommunications-Technology group, managing director and global industry head of the Retail and Apparel group and division executive and market region head for Latin America in the Citigroup private banking group. Ms. von Althann earned a bachelor’s degree in political science from Bryn Mawr College and completed master’s level work in Iberian and Latin American history at the University of Cologne, Germany. She currently serves as a director of TD Bank, N.A. In addition, she also serves on the boards of two nonprofit organizations in Mt. Kisco, New York: Neighbors Link Northern Westchester, where she is Vice Chair, and Neighbors Link Network, where she is Treasurer. She is chair of the Finance Committee and is a member of the Audit and Nuclear Oversight Committees. She has been a director since 2009.

KEITH H. WILLIAMSON, 60, is Executive Vice President, Secretary and General Counsel of Centene Corporation. Prior to being promoted to this position in November 2012, he served as Senior Vice President, Secretary and General Counsel, a position he held since 2006. Centene Corporation is located in St. Louis, Missouri and is a multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income and the State Children’s Health Insurance Program. He previously served as President of the Capital Services Division of Pitney Bowes Inc., a position he held since 1999. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. Mr. Williamson joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations, including oversight of the treasury function and rating agency activity. Mr. Williamson earned a B.A. from Brown University, a J.D. and M.B.A. from Harvard University and an LL.M. in taxation from New York University Law School. He is a member of the Audit and Finance Committees and has been a director since 2005.

Your Board of Directors recommends that shareowners

vote FOR the election of each of these nominees for director

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors met six times during 2012. Each director attended at least 75% of the meetings held by the Board and the committees on which he or she served during the year. The average attendance of directors at Board and Committee meetings held during 2012 was 99%. Directors are expected to attend all meetings of shareowners, the Board, and the Committees on which they serve. All but one of our 11 then-serving directors attended the 2012 Annual Meeting of Shareowners; Mr. Rajamannar was unable to attend due to a conflict with his own company’s Annual Meeting.

Independence of Directors. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements of the NYSE listing standards. In addition to applying these guidelines, which are available in the Corporate Governance section of our website (www.pplweb.com/Independence-Standards-July2009), the Board considers all relevant facts and circumstances in making an independence determination. The Board determined that the following 10 directors, constituting all of PPL’s non-employee directors, as well as nominee Mr. Cox, are independent from the company and management pursuant to its independence guidelines: Drs. Bernthal and Heydt, Messrs. Conway, Elliott, Graham, Rajamannar, Rogerson and Williamson, and Mmes. Goeser and von Althann.

In reaching this conclusion, the Board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. From time to time, our subsidiaries have transacted business in the ordinary course with companies with which several of our directors are or were affiliated. In particular, with respect to each of the most recent three completed fiscal years, the Board considered that each of Mr. Rajamannar and Mr. Rogerson was an officer of a company with which PPL has engaged in business transactions in the ordinary course. The Board reviewed all transactions with each of these companies and determined that the annual amount of revenues received by Mr. Rajamannar’s company or Mr. Rogerson’s company in each fiscal year was significantly below one percent of the consolidated gross revenues of each of these companies. As part of its determination, the Board also considered that the transactions were competitively bid.

The Board determined that none of these relationships were material or affected the independence of such directors under either the company’s independence guidelines or the applicable NYSE rules. Under the categorical standard of independence that the Board adopted for the company, business transactions between the company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than two percent of the employer’s consolidated gross revenues in any fiscal year, will not impair the director’s independence. All of the transactions considered were significantly below one percent of the consolidated gross revenues of any of the companies involved.

Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. Mr. Conway serves as the presiding director to chair these executive sessions and also serves as the “lead” director of the Board.

Board Leadership Structure. The positions of Chairman and Chief Executive Officer, or CEO, are held by Mr. Spence. Mr. Conway serves as an independent lead director. The Board believes that the responsibilities delegated to the lead director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board believes that its lead director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. Of our 12 director nominees, only Mr. Spence is not independent from the company. All of our committees, with the exception of the Executive Committee on which Mr. Spence serves, are composed entirely of independent directors, and the agendas are driven by the independent chairs through discussions with designated management liaisons. Each independent director is encouraged to, and does, regularly contact management with questions or suggestions for agenda items. The Board does not believe that the establishment of an independent chairman is necessary or recommended at the present time. The Board continues to have the right to separate those roles if it were to determine that such a separation would be in the best interest of the company, its shareowners and other stakeholders.

The lead director serves in the following roles:

•	presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors that occur at each Board meeting;

•	serves as an adviser to the Chairman and CEO, as well as a non-exclusive liaison between the independent directors and the Chairman and CEO;

•	periodically reviews or suggests meeting agendas and schedules for the Board and at least annually solicits suggestions from the Board on meeting topics, such as strategy, management performance and governance matters;

•	has the authority to call meetings of the independent directors;

•	responds to shareowner and other stakeholder questions that are directed to the presiding or lead director, as well as to the independent directors as a group; and

•	fulfills such other responsibilities as the Board may from time to time request.

The Corporate Secretary’s Office, together with any other key employees requested by the lead director, provides support to the lead director in fulfilling his role.

Guidelines for Corporate Governance. You can find the full text of our Guidelines for Corporate Governance in the Corporate Governance section of our website (www.pplweb.com/Guidelines2013).

Communications with the Board. Shareowners or other parties interested in communicating with the lead director, with the Board or with the independent directors as a group may write to the following address:

The Lead Director or the Board of Directors

c/o Corporate Secretary’s Office

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

The Corporate Secretary’s Office forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. We maintain a code of business conduct and ethics, our Standards of Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of our website (www.pplweb.com/Standards-of-Integrity).

Board Committees

The Board of Directors has five standing committees:

•	the Executive Committee;

•	the Compensation, Governance and Nominating Committee;

•	the Finance Committee;

•	the Nuclear Oversight Committee; and

•	the Audit Committee.

Each non-employee director usually serves on one or more of these committees. All of our committees, with the exception of the Executive Committee, are composed entirely of independent directors. Each committee has a charter, all of which are available in the Corporate Governance section of the company’s website (www.pplweb.com/board-committees).

Executive Committee. During periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2012. The members of the Executive Committee are Mr. Spence (chair), Drs. Bernthal and Heydt, and Messrs. Conway, Graham and Rogerson. Mr. Miller retired from the Board and the Executive Committee on March 31, 2012, and Mr. Spence was appointed to the Executive Committee effective April 1, 2012.

Compensation, Governance and Nominating Committee. The principal functions of the Compensation, Governance and Nominating Committee, or CGNC, are:

•	to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the company and its subsidiaries, and to set their remuneration, including incentive awards;

•	to review management’s succession planning;

•	to identify and recommend to the Board of Directors candidates for election to the Board;

•	to review the fees paid to outside directors for their services on the Board of Directors and its Committees;

•	to establish and administer programs for evaluating the performance of Board members; and

•	to develop and recommend to the Board corporate governance guidelines for the company.

All of the members of the CGNC are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” In addition, each member of the CGNC is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. This committee met five times in 2012. The members of the CGNC are Mr. Rogerson (chair), Ms. Goeser, Messrs. Conway and Graham, and Dr. Heydt. Mr. Conway was appointed to the CGNC on February 1, 2013.

Compensation Processes and Procedures

Decisions regarding the compensation of our executive officers are made by the CGNC. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that we compensate executive officers effectively and in a manner consistent with our stated compensation strategy. The CGNC also oversees the administration of our executive compensation plans, including the design of, and performance measures and award opportunities for, the executive incentive programs, and some employee benefits.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with our compensation philosophy, company and personal performance, changes in market practices and changes in an individual’s responsibilities. At the CGNC’s January in-person meeting each year, the CGNC reviews the performance of executive officers and makes awards for the just-completed calendar year.

To assist in its efforts to meet the objectives outlined above, the CGNC retains Pay Governance LLC, an independent consulting firm, to advise it on a regular basis on executive compensation programs. Pay Governance provides additional information to the CGNC so that it can determine whether the company’s executive compensation programs are reasonable and consistent with competitive practices. Representatives of Pay Governance regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and competitive market comparisons.

The CGNC regularly engages Pay Governance to provide the following information and analyses:

•	Utility Industry Executive Compensation Trends Presentation — provides a report on current trends in utility industry executive compensation.

•	Director Pay Analysis — reviews the pay program for PPL’s non-employee directors relative to a group of utility companies and to a broad spectrum of general industry companies.

•	Executive Compensation Analysis — provides a review of compensation for the executive officer positions at PPL, including all of the named executive officers. This review includes both utility and general industry medians, and it results in a report on the compensation of executive officers and competitive market data. A detailed discussion of the competitive market comparison process is provided below, in “Compensation Discussion and Analysis —Market Compensation Analysis” on page 31.

•	Change in Control Analysis — conducted annually to prepare calculations of severance benefit and tax gross-up values for those named executive officers who have such benefits for disclosure in the proxy statement (see “Termination Benefits” beginning on page 72 and table following “Potential Payments upon Termination or Change in Control of PPL Corporation” on page 77).

Additionally, management may request analyses or information from Pay Governance in order to assist it in the administration of the executive compensation programs, including competitive analysis on new executive positions and valuation support for the company’s stock award program — such as Black-Scholes calculations for stock options and the valuation of performance unit grants for accounting purposes.

The Chief Human Resources Officer is management’s liaison to the CGNC, and his staff provides support for the CGNC and regularly interacts with Pay Governance.

Annually, the CGNC requests that Pay Governance present emerging issues and trends in executive compensation among the largest U.S. utilities at its July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis to provide a general understanding of current market practices when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Based on a business plan approved by the Board of Directors, the CGNC considers the related goals for the annual cash incentive program and the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All incentive goals for executive officers are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the chief executive officer, or CEO, and other executive officers who are subject to Section 16 of the Exchange Act, including all of the executive officers named in this proxy statement. The CEO reviews with the CGNC his evaluation of the performance and leadership of: (1) the executive officers who report directly to him, including the presidents of the major business lines; and (2) the treasurer and the controller, with input from the chief financial officer, or CFO. The CEO presents his compensation recommendations to the CGNC, and based in large part on such recommendations, the CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers. In preparing his recommendations, the CEO may discuss his evaluations and potential recommendations with the Chief Human Resources Officer and representatives of Pay Governance. The CEO does not discuss his own compensation with Pay Governance or with the CGNC.

The CGNC manages a process for the Board of Directors to evaluate our CEO. Each director, other than the CEO, completes an evaluation of the CEO and submits the evaluation to the Chair of the CGNC. The evaluation is presented to the outside directors of the Board and discussed at the January meeting. A summary evaluation is compiled by the Chair of the CGNC, who then discusses the evaluation with the CEO. The CGNC determines the CEO’s salary and incentive awards at its January meeting, based on the Board’s evaluation.

The Board of Directors, with recommendations from the CGNC, determines the amount and form of director compensation. Pay Governance also assists the CGNC with this determination.

The CGNC has retained Pay Governance to provide executive compensation consulting services as an independent consultant. The CGNC annually reviews and approves total expenditures paid to Pay Governance. In March 2013, the CGNC evaluated whether any work provided by Pay Governance raised any conflict of interest and determined that it did not.

Director Nomination Process

The CGNC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The company believes that prior business experience is valuable, and it seeks candidates who have certain prior experience relevant to serving on the Board, such as financial, operating and nuclear.

In addition, the CGNC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. The CGNC believes that, while diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the CGNC focuses on skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature. Our directors come from diverse backgrounds including industrial, energy, financial, non-profit and healthcare. Finally, the CGNC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, committee and shareowner meetings.

Nominations for the election of directors may be made by the Board of Directors, the CGNC or any shareowner entitled to vote in the election of directors generally. The CGNC screens all candidates in the same manner regardless of the source of the recommendation. The CGNC’s review is typically based on any written materials provided with respect to a candidate. The CGNC determines whether a candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

If the CGNC or management identifies a need to add a new Board member to fulfill a special requirement or to fill a vacancy, the CGNC usually retains a third-party search firm to identify a candidate or candidates. The CGNC seeks prospective nominees through personal referrals, independent inquiries by directors and search firms. Once the CGNC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The CEO, the chair of the CGNC and other members of the CGNC, if available, then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the company’s Guidelines for Corporate Governance, the CGNC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominee after considering the recommendation and report of the CGNC.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 8 to 12. In particular, in connection with the nominations of each director for election as directors at the 2013 Annual Meeting of Shareowners, the Board considered their contributions to the company’s success during their previous years of Board service. With regards to Dr. Bernthal, the Board considered his service with the U.S. Nuclear Regulatory Commission and his governmental and leadership experience. For Mr. Conway, the Board considered his general business background and his leadership expertise as a CEO of a publicly traded company. With regards to Mr. Cox, the Board considered his general business background, his leadership expertise as a CEO of a global energy company, as well as his accounting background. For Mr. Elliott, the Board considered his broad experience in the financial services industry and his accounting and risk management expertise. With regards to Ms. Goeser, the Board considered her leadership and business experience in a variety of industry and international positions. For Mr. Graham, the Board considered his international construction and development experience, as well as his leadership skills from serving as a CEO of a publicly traded company. With regards to Dr. Heydt, the Board considered his business experience and leadership expertise from serving as CEO of a large healthcare system. For Mr. Rajamannar, the Board considered his general business and marketing experience in a variety of industry and senior executive positions. With regards to Mr. Rogerson, the Board considered his general business background and his leadership expertise as a CEO of several publicly traded companies. For Mr. Spence, the Board considered his broad-ranging operating experience in the energy industry, as well as his leadership skills. With regards to Ms. von Althann, the Board considered her financial and risk management experience, as well as senior management experience. For Mr. Williamson, the Board considered his general business, finance and legal background.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to:

Corporate Secretary

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

In order to be considered, we must receive nominations by shareowners at least 75 days prior to the 2014 Annual Meeting. The nominations must also contain the information required by our Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures for making nominations are included in our Bylaws, which can be found at the Corporate Governance section of our website (www.pplweb.com/BylawsMay2010).

Compensation Committee Interlocks and Insider Participation. During 2012, none of the members of the CGNC was an officer or employee of the company, and no executive officer of the company served on the compensation committee or board of any company while that company employed any member of the CGNC.

Finance Committee. The principal functions of the Finance Committee are:

•	to review and approve annually the five-year business plan and annual financing plan for the company;

•	to approve company financings, issuances of common stock and corporate financial policies;

•	to authorize certain capital expenditures;

•	to authorize acquisitions and dispositions; and

•	to review, approve and monitor the policies and practices of the company and its subsidiaries in managing financial risk.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Finance Committee met seven times in 2012. The members of the Finance Committee are Ms. von Althann (chair), and Messrs. Conway, Elliott, Rajamannar and Williamson. Mr. Cox will be joining the Finance Committee on May 1, 2013, when his election to the Board of Directors becomes effective.

Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are:

•	to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the company’s nuclear operations;

•	to advise company management on nuclear matters; and

•	to provide advice and recommendations to the Board of Directors concerning the future direction of the company and management performance related to nuclear operations.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Nuclear Oversight Committee met four times in 2012. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Messrs. Graham and Rogerson, Dr. Heydt and Ms. von Althann. Mr. Cox will be joining this committee on May 1, 2013, when his election to the Board of Directors becomes effective.

Audit Committee. The primary function of the Audit Committee is to assist the company’s Board of Directors in the oversight of:

•	the integrity of the financial statements of the company and its subsidiaries;

•	the effectiveness of the company’s internal control over financial reporting;

•	the identification and management of risk;

•	the company’s compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s, or “independent auditor’s,” qualifications and independence; and

•	the performance of the company’s independent auditor and internal audit function.

The members of the Audit Committee are not employees of the company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the rules of the SEC and the company’s independence standards described above under the heading “Independence of Directors.” The Audit Committee met eight times during 2012. The members of the Audit Committee are Mr. Elliott (chair), Dr. Bernthal, Dr. Heydt, Mr. Rajamannar, Ms. von Althann and Mr. Williamson. Mr. Williamson joined the Audit Committee in February 2013. Our Board of Directors has determined that Mr. Elliott and Ms. von Althann are audit committee financial experts as defined by the rules and regulations of the SEC.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other items, the integrity of the company’s financial statements. Company management is responsible for the preparation and integrity of the company’s financial statements, the financial reporting process and the associated system of internal controls over financial reporting and assessing the effectiveness of such controls. Ernst & Young LLP, the company’s principal independent registered public accounting firm, or “independent auditor,” is responsible for auditing the company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the company’s financial position and results of operations in conformity with U.S. generally accepted accounting principles, and expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

In its capacity as a Committee of the Board of Directors, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee, and the Audit Committee is responsible for preapproving all audit and permitted non-audit services to be provided by the independent auditor. The Audit Committee has a policy to periodically solicit competitive proposals for audit services from independent accounting firms. The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable Auditing Standards as periodically adopted or amended, and the rules of the Securities and Exchange Commission (SEC) including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from the company’s independent auditor required by applicable requirements of the PCAOB and the American Institute of Certified Public Accountants (AICPA) regarding the independent auditor’s communications with the Audit Committee concerning independence, and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Audit Committee also met periodically with various members of management to discuss compliance activities as well as risk management practices.

The Audit Committee has reviewed and discussed, together with management and the independent auditor, management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also reviewed the process utilized in connection with the certifications of the company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and related SEC rules for the company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The Audit Committee has a Charter that specifies its responsibilities. The committee Charter, which has been approved by the Board of Directors, is available on the company’s website (www.pplweb.com/audit-committee). Also, the Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Steven G. Elliott, Chair

Frederick M. Bernthal

Stuart Heydt

Raja Rajamannar

Natica von Althann

Keith H. Williamson

The Board’s Role in Risk Oversight

The Board provides oversight of the company’s risk management practices. The Board reviews material risks associated with the company’s business plan periodically as part of its consideration of the ongoing operations and strategic direction of the company. At meetings of the Board and its committees, directors receive periodic updates from management regarding risk management activities. Outside of formal meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees, including the CEO, CFO, the General Counsel and the chief risk officer, or CRO.

Each of the committees of the Board, other than the Executive Committee, reports regularly to the full Board on risk-related matters. The committees also oversee the management of material risks that fall within such committee’s areas of responsibility. In performing this function, each committee has full access to management as well as the ability to engage advisers. The CRO communicates key risks to the Audit and Finance Committees. This communication includes the identification of key risks and emerging risks and how these risks are being measured and managed.

A primary function of the Audit Committee is to assist the Board in the oversight of the identification and management of risk. More specifically, the Audit Committee is responsible for the review of the company’s process for identifying, assessing and managing business risks and exposures and discussing related guidelines. The Audit Committee regularly reviews risk management activities related to the financial statements, legal and compliance matters, tax, information technology and other key areas. The Audit Committee also periodically meets in executive session with representatives from the company’s independent registered public accounting firm, the CFO, the CRO, the Vice President and Controller, the Corporate Audit Services Vice President and the Senior Director-Business Ethics and Compliance.

The Audit Committee also oversees the company’s enterprise risk management process. The CRO has responsibility for leading the company’s enterprise risk management process. The company’s Risk Management group and Corporate Audit Services department provide periodic reports to the Audit Committee and the full Board regarding key risk matters. The Corporate Audit Services Vice President reports directly to the Audit Committee.

The Finance Committee is responsible for, among other items provided in its Charter, reviewing, approving and monitoring the policies and practices to be followed by the company and its subsidiaries in managing market risk, credit risk, liquidity risk and currency risk. The company’s internal Risk Management Committee is chaired by the CRO. The Risk Management Committee and the CRO serve at the direction of the Finance Committee to provide oversight of risk management activities related to buying and selling electric energy and gas, fuel procurement, foreign currency exchange and translation and the issuance of corporate debt.

The CGNC considers various risks including those related to the attraction and retention of talent, the design of compensation programs, succession planning, governance matters and the identification of qualified individuals to become board members. The CGNC reviews management’s assessment of whether risks arising from the company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the company. The CGNC follows a risk assessment process that formally identifies and prioritizes compensation plan features that could induce excessive risk-taking, misstatement of financial results or fraudulent misconduct to enhance an employee’s compensation and trigger material harm to the company. Based on this detailed risk assessment process, the company has determined that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

The Nuclear Oversight Committee considers risks in connection with its responsibilities for oversight of the company’s nuclear function, including various risks related to ensuring the company has appropriate systems in place to protect the health and safety of the public and maintain compliance with applicable laws and regulations.

Compensation of Directors

Annual Retainer. Directors who are company employees do not receive any separate compensation for service on the Board of Directors or committees of the Board of Directors. During 2012, directors who were not employees of PPL received an annual retainer of $190,000, of which a minimum of $125,000 was mandatorily allocated to a deferred stock account under the Directors Deferred Compensation Plan, or DDCP. The deferred stock portion of the annual retainer was allocated in monthly installments to each director’s deferred stock account. The remaining $65,000 portion of the annual retainer was paid in cash in monthly installments to each director, unless voluntarily deferred to his or her stock account or to his or her deferred cash account under the DDCP (as discussed below with respect to all retainers and other fees).

Each deferred stock unit represents the right to receive a share of PPL common stock and is fully vested upon grant, but is not paid to the director until after retirement (as discussed below with respect to payments under the DDCP). Deferred stock units do not have voting rights. Deferred stock units accumulate quarterly dividend equivalents, which are reinvested in additional deferred stock units, and are not paid to the director until retirement.

Effective January 1, 2013, the annual retainer increased from $190,000 to $195,000 for all non-employee directors, of which $130,000 is mandatorily allocated to the deferred stock account.

Committee Chair Retainers. During 2012, each committee chair, except for the Audit Committee Chair, received an additional annual cash retainer of $10,000, which was paid in monthly installments unless voluntarily deferred under the DDCP. The Audit Committee Chair received an additional annual cash retainer of $15,000 during 2012, which was paid in monthly installments.

Presiding Director Retainer. During 2012, the presiding director, who is also our lead independent director, received an additional annual cash retainer of $30,000, which was paid in monthly installments.

Other Fees. During 2012, each non-employee director also received a fee of $2,000 for attending each Board of Directors meeting, $1,500 for attending each committee meeting and other meetings at the company’s request, and a fee of $1,000 for participating in meetings held by telephone conference call. PPL also reimburses each director for usual and customary travel expenses.

Directors Deferred Compensation Plan. Pursuant to the DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer compensation other than the mandatory deferrals into a deferred cash account or the deferred stock account. The deferred cash account earns a return as if the funds had been invested in one or more of the core investment options offered to employees under the PPL Deferred Savings Plan at Fidelity Investments. The brokerage account option that is available to employees is not available to directors. For 2012, two directors elected to defer some of their cash retainer or fees into a deferred cash account. These directors deferred cash for a rate of return as if it were invested in one or more of the following Fidelity funds, with the annual return shown for each fund: Columbia Acorn Fund Class Z (17.93%); Fidelity Freedom 2020 Fund Class K (11.86%); Fidelity Balanced Class K (13.04%); Fidelity Growth Company Fund Class K (18.69%); Oppenheimer International Growth Fund (22.10%); Spartan 500 Index — Institutional Class Fund (15.96%); Spartan Total Market Index Fund — Institutional Class (16.34%); Spartan International Index Fund — Institutional Class (18.84%); Templeton Foreign Fund Class Advisor (18.89%); JPMorgan Core Bond Fund Class R5 (5.12%); PPL Blended Interest Rate Fund (2.10%) (a blended interest rate fund managed by Fidelity); and Wells Fargo Government Securities Institutional Class Fund (2.92%). Payment of the amounts allocated to the deferred cash account and accrued earnings, together with the deferred stock units and accrued dividend equivalents, is deferred until after the directors’ retirements from the Board of Directors, at which time they receive the deferred cash and stock in one or more annual installments for a period of up to 10 years as previously elected by the director.

The following table summarizes all compensation earned during 2012 by our non-employee directors.

2012 DIRECTOR COMPENSATION

Name of Director(1)	Fees Earned or Paid in Cash		Stock Awards(4)	All Other Compensation(5)	Total
	Paid in Cash(2)	Deferred into Restricted Stock Units(3)
Frederick M. Bernthal	$18,000	$91,500	$125,000	$ 852	$235,352
John W. Conway	120,500	—	125,000	652	246,152
Steven G. Elliott	117,000	—	125,000	4,652	246,652
Louise K. Goeser	85,000	—	125,000	652	210,652
Stuart E. Graham	95,000	—	125,000	652	220,652
Stuart Heydt	107,000	—	125,000	1,152	233,152
Raja Rajamannar	96,000	—	125,000	652	221,652
Craig A. Rogerson	26,125	78,375	125,000	652	230,152
Natica von Althann	117,500	—	125,000	652	243,152
Keith H. Williamson	88,000	—	125,000	652	213,652

(1)	As Mr. Cox will not join the Board until May 1, 2013, he received no compensation during 2012.

(2)	This column reports the amount of retainers and other fees either actually paid in cash or voluntarily deferred into cash accounts for Board and committee service by each director for 2012, including the $30,000 annual cash retainer for Mr. Conway for serving as presiding director, and the cash retainers for the committee chairs: Mr. Elliott (Audit — $15,000), Dr. Bernthal (Nuclear Oversight — $10,000), Mr. Rogerson (CGNC — $10,000) and Ms. von Althann (Finance — $10,000). Messrs. Bernthal and Rogerson voluntarily deferred $18,000 and $26,125, respectively, of their cash fees into their deferred cash accounts under the DDCP. These amounts are included in this column for each such director.

(3)	This column reports the dollar amount of cash retainers and other fees voluntarily deferred into deferred stock accounts under the DDCP.

(4)	This column represents the grant date fair value of the mandatorily deferred portion of the annual retainer during 2012 as calculated under ASC Topic 718 as described below under “Executive Compensation — CD&A — Tax and Accounting Considerations.” The grant date fair value for the deferred stock units was calculated using the closing price of PPL common stock on the NYSE on the date of grant. As of December 31, 2012, the aggregate number of stock units (including dividend equivalents) held by each current non-employee director was as follows: Dr. Bernthal — 70,954; Mr. Conway — 79,807; Mr. Elliott — 8,492; Ms. Goeser — 40,536; Mr. Graham — 18,073; Dr. Heydt — 92,301; Mr. Rajamannar — 6,362; Mr. Rogerson — 33,287; Ms. von Althann — 13,027; and Mr. Williamson — 30,261.

As of December 31, 2012, all deferred stock units held in each director’s deferred stock account were vested.

(5)	This column shows the dollar value of life insurance premiums paid by the company during 2012 for each director. The company provides life insurance to each director equal to twice the amount of the annual retainer. In addition, this column reflects any contributions made under our charitable matching gift program. Non-employee directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we will contribute, on a 100% matching basis, from $50 up to $4,000 per year per person to certain charitable institutions.

STOCK OWNERSHIP

Directors and Executive Officers

All directors and executive officers as a group hold less than one percent of PPL’s common stock. The table below shows the number of shares of our common stock beneficially owned by each of our director nominees and each named executive officer as of March 4, 2013 for whom compensation is disclosed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our director nominees and executive officers as a group. The table also includes information about stock options, stock units, restricted stock, restricted stock units granted to executive officers under the company’s Incentive Compensation Plan, or ICP, as well as the company’s 2012 Stock Incentive Plan, or SIP, and stock units credited to the accounts of our directors under the DDCP.

Name	Shares of Common Stock Owned(1)
F. M. Bernthal	65,537	(2)
J. W. Conway	85,373	(3)
P. G. Cox	—	(4)
S. G. Elliott	9,301	(5)
P. A. Farr	632,896	(6)
R. D. Gabbard, Jr.	191,253	(7)
L. K. Goeser	41,742	(8)
S. E. Graham	24,001	(9)
R. J. Grey	488,401	(10)
S. Heydt	94,148	(11)
J. H. Miller	2,003,087	(12)
R. Rajamannar	7,145	(13)
C. A. Rogerson	34,400	(14)
W. H. Spence	851,993	(15)
V. A. Staffieri	114,030	(16)
N. von Althann	13,893	(17)
K. H. Williamson	31,340	(18)
All 21 executive officers and directors as a group	3,450,423	(19)

(1)	The number of shares owned includes: (a) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (b) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (c) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (d) with respect to executive officers, shares held for their benefit by the Trustee under PPL’s Employee Stock Ownership Plan, or ESOP.

(2)	Consists of 65,537 shares credited to Dr. Bernthal’s deferred stock account under the DDCP.

(3)	Includes 82,116 shares credited to Mr. Conway’s deferred stock account under the DDCP.

(4)	Mr. Cox will not join the Board until May 1, 2013 and held no shares as of March 4, 2013.

(5)	Consists of 9,301 shares credited to Mr. Elliott’s deferred stock account under the DDCP.

(6)	Includes 40,000 shares of restricted stock, 94,760 restricted stock units and 469,276 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(7)	Includes 40,000 shares of restricted stock, 40,010 restricted stock units and 106,047 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(8)	Consists of 41,742 shares credited to Ms. Goeser’s deferred stock account under the DDCP.

(9)	Includes 19,001 shares credited to Mr. Graham’s deferred stock account under the DDCP.

(10)	Includes 49,870 restricted stock units and 437,643 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(11)	Consists of 89,804 shares credited to Dr. Heydt’s deferred stock account under the DDCP and 4,344 shares of additional deferred stock credited to his account in connection with the termination of the Directors Retirement Plan in 1996.

(12)	Includes 24,170 restricted stock units, 88,652 shares held by his wife, of which he disclaims beneficial ownership and 1,687,020 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(13)	Consists of 7,145 shares credited to Mr. Rajamannar’s deferred stock account under the DDCP.

(14)	Includes 34,400 shares credited to Mr. Rogerson’s deferred stock account under the DDCP.

(15)	Includes 180,960 restricted stock units and 639,972 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(16)	Consists of 68,680 restricted stock units and 45,350 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(17)	Consists of 13,893 shares credited to Ms. von Althann’s deferred stock account under the DDCP.

(18)	Consists of 31,340 shares credited to Mr. Williamson’s deferred stock account under the DDCP.

(19)	Includes 95,000 shares of restricted stock, 592,229 restricted stock units, 2,234,791 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP, 4,344 additional shares credited to a director’s account in connection with the termination of a retirement plan, and 394,279 shares credited to the directors’ deferred stock accounts under the DDCP. Does not include Mr. Miller’s shares and units because he retired prior to March 4, 2013.

Principal Shareowners

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of February 14, 2013, the only persons known by the company to be beneficial owners of more than 5% of PPL’s common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.* 40 East 52nd Street New York, NY 10022	39,262,646	6.75%

*

Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2013. As reported on the Schedule 13G, as of December 31, 2012, BlackRock, Inc. had sole voting and dispositive power with respect to 39,262,646 shares held by BlackRock

Advisors, LLC; BlackRock Capital Management, Inc.; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock Investment Management (Australia) Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Fund Managers Limited; BlackRock Life Limited; BlackRock Asset Management Australia Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Deutschland AG; BlackRock Asset Management Ireland Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock International Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Japan Co. Ltd.; BlackRock Investment Management (UK) Limited; and iShares (DE) I InvAG mit Teilgesellschaftsvermogen.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Exchange Act during 2012.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written related-person transaction policy to recognize the process the Board will use to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the Compensation, Governance and Nominating Committee, or CGNC.

In connection with the review and approval or ratification of a related-person transaction, the Board, or the CGNC, as applicable, will consider the relevant facts and circumstances, including:

•	the approximate dollar value involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;

•	whether the related-person transaction complies with the terms of PPL’s agreements governing its material outstanding indebtedness that limit or restrict PPL’s ability to enter into a related-person transaction;

•	whether the related-person transaction will be required to be disclosed in PPL’s applicable filings under the Securities Act of 1933, as amended, or the Exchange Act; and

•	whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, in connection with any approval or ratification of a related-person transaction involving a non-employee director or nominee for director, the CGNC will consider whether such transaction would compromise such director’s status as: (1) an independent director under the New York Stock Exchange Listing Standards or PPL’s categorical independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code or a “nonemployee director” under Rule 16b-3 under the Exchange Act, as amended, if such non-employee director serves on the CGNC, or (3) an independent director under Rule 10A-3 under the Exchange Act, as amended, if such non-employee director serves on the Audit Committee of the Board.

We collect information about potential related-person transactions in annual questionnaires completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. In addition, we review any payments made by the company or its subsidiaries to, or any payments received by the company and its subsidiaries from, any shareowner who owns more than 5% of any class of PPL Corporation’s voting securities. The company’s Office of General Counsel determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction.

BlackRock, Inc. filed an amended Schedule 13G in February 2013, stating that it holds 6.75% of PPL’s common stock. As a result of beneficially owning more than 5% of PPL’s common stock, BlackRock is currently considered a “related person” under PPL’s related-person transaction policy. After conducting a review of any relationships between BlackRock and its subsidiaries and our company and its subsidiaries, the company determined that the company invests its short-term cash overnight in money market funds managed by BlackRock Institutional Management Corporation, which received fees in the amount of about $97,000 during 2012. Other subsidiaries of the company also invested in a variety of capital appreciation and liquidity funds managed by BlackRock affiliates, which received fees of approximately $52,000 during 2012. In addition, several affiliates of BlackRock provided asset management investment services for the company’s U.S. retirement plan trust and the company’s legacy pension trusts in the United Kingdom, all of which are separate from the company and are managed by independent trustees. These relationships were reviewed and ratified by the Board of Directors in compliance with the company’s related-person transaction policy.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation, Governance and Nominating Committee has reviewed the following Compensation Discussion and Analysis and discussed the analysis with management. Based on its review and discussions with management, the committee recommended that the Compensation Discussion and Analysis be incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and included in this Proxy Statement.

Compensation, Governance and Nominating Committee

Craig A. Rogerson, Chair

John W. Conway

Louise K. Goeser

Stuart E. Graham

Stuart Heydt

Compensation Discussion and Analysis (“CD&A”)

This Compensation Discussion and Analysis, or CD&A, provides an overview of PPL’s executive compensation program, our compensation philosophy and the objectives of our compensation program, as well as a discussion of how executive compensation decisions affecting our named executive officers were made for 2012. The named executive officers for 2012 are (1) our Chairman, President and Chief Executive Officer, or CEO, William H. Spence; (2) our former Chairman, James H.

Miller, who retired as of April 1, 2012; (3) our Executive Vice President and Chief Financial Officer, or CFO, Paul A. Farr; (4) our Executive Vice President, General Counsel and Secretary, Robert J. Grey; (5) the Chairman of the Board, Chief Executive Officer and President of LG&E and KU Energy LLC, or LKE, a wholly owned subsidiary of PPL, Victor A. Staffieri; and (6) the President of PPL EnergyPlus, LLC, an indirect wholly owned subsidiary of PPL, Robert D. Gabbard, Jr.

Overview

The purpose of the PPL Corporation executive compensation program is to attract, retain and motivate high-performing executives and to align compensation practices with short- and long-term shareowner interests. The Compensation, Governance and Nominating Committee, or the Committee for the purpose of this CD&A, believes that the company’s executive compensation program has successfully attracted and retained the very talented and experienced executive team that has significantly and positively repositioned the company over the past few years and delivered on the commitments made as part of that strategic effort.

During 2012, the company achieved strong results due to PPL’s more regulated business mix. Earnings from the company’s regulated business operations surpassed expectations and helped to offset lower results from the competitive-market operations. As a result, the company exceeded its earnings forecast for the year.

The investment community has reacted positively to the successful transformation of the company and the effectiveness of its integration efforts. Early in 2013, PPL’s common stock price reached a three-year high. PPL’s market capitalization as of December 31, 2012 was over $16 billion, which is an increase of almost 40% from the level just three years ago, which positions PPL within the top 10 largest companies in the U.S. utility sector.

In 2012, the company also increased its dividend to shareowners for the 10th time in the past 11 years, over which time its dividend has increased by 172%.

There were other significant successes in 2012:

•	In Kentucky, the company expects that positive rate case settlements achieved in 2012 will increase annual revenue by about $100 million.

•	In Pennsylvania, the company expects that a positive rate case result achieved in 2012 will increase annual revenue by about $70 million.

•	In the U.K., the company completed integration of the Midlands operations, dramatically improving customer service in the region and resulting in $80 million of increased revenue through performance bonuses granted by the regulator.

Our compensation program reflects the company’s ongoing commitment to a pay-for-performance philosophy, under which executive compensation is aligned with shareowner interests and is linked to short- and long-term company performance. Our primary compensation metrics are earnings per share from ongoing operations, or EPS, and relative total shareholder return, or TSR, results that are important to shareowners. At least 70% of each named executive officer’s compensation is made up of incentive components that focus on earnings per share, stock price appreciation and growth in our dividend. A detailed explanation of the program elements begins on page 32.

The Committee believes that a true test of the design of an executive compensation program is whether its components reward both a focus on annual operational results and on longer-term strategy for the company. Reviewing the recent financial and operational performance and the strategic, transformative initiatives of the past few years, the Committee concluded that the company’s executive compensation program contains the appropriate elements.

Summary of Compensation Policy and Plan Changes During 2012

The Committee reviewed, considered and discussed the results of the 2012 shareowner advisory vote on executive compensation. While we received a favorable shareowner vote of over 93% for approval of the compensation of our named executive officers in connection with our say-on-pay proposal at the company’s 2012 annual meeting, we continue to listen to our shareowners and continue to align our compensation program and practices with best pay practices. The Committee instituted the following additional changes during 2012:

•	Adopted a clawback policy that provides for the recoupment of all or a portion of any incentive-based compensation awarded to any current executive officer of the company under particular circumstances.

•	Formalized the prohibition against the hedging or pledging of company securities by officers or directors of the company.

•	Adopted a new Executive Severance Plan that provides up to two years of base pay for executive officers terminated for reasons other than for cause, with no differentiation for a termination as a result of a change in control of the company.

•	Implemented a new form of change in control agreement for those officers entering into such agreements during or after 2012, including Mr. Staffieri. As more particularly described in “Potential Payments upon Termination or Change in Control of PPL Corporation — Change in Control Arrangements” at page 68, the new agreements eliminate excise tax gross-ups, additional pension service and benefits credits and payment upon a “potential” change in control. If severance payments become payable under any other applicable change in control agreement, no additional severance payments will be made under the Executive Severance Plan.

We believe these changes reflect the Board’s ongoing commitment to ensure executive compensation is aligned with shareowner interests and evolving corporate governance practices, while enabling the company to attract and retain high-performing executives and motivate our executives to achieve the company’s business objectives that will benefit our shareowners and contribute to the long-term success and stability of our business.

Compensation Philosophy and Objectives of PPL’s Executive Compensation Program

PPL’s compensation philosophy includes compensation objectives that are intended to:

•	support a high-performance workplace to ensure our continued industry leadership, while rewarding executives for demonstrated excellence and the creation of long-term shareowner value; and

•	be affordable to the business and be competitive within our peer group of companies, enabling us to attract, retain and motivate those executives necessary for our long-term success.

Compensation, Governance and Nominating Committee

Among other duties, the Committee annually reviews and approves the compensation structure, including goals and objectives of the CEO and the company’s executive officers who are subject to Section 16 of the Exchange Act, evaluates at least annually the performance and leadership of the CEO in light of these established goals and objectives, as well as evaluates the performance of the executive officers against their established goals and objectives. Based on these evaluations, the Committee determines and approves the annual compensation, including salary, incentive compensation and other remuneration of these officers, which include the named executive officers.

Compensation Consultant

Each year, the Committee retains an independent compensation consultant to provide expertise and guidance on executive compensation program design, market trends, regulatory requirements and best pay practices. The Committee’s compensation consultant for 2012, Pay Governance LLC, participates in Committee meetings and is accountable solely to the Committee. The consultant reviews and provides objective perspectives on all proposals regarding executive compensation presented to the Committee and identifies any issues or concerns.

Company Management

Our executive officers are also involved in the process of recommending executive compensation. Based on industry and market conditions, other business factors and analytical tools, senior management develops the annual strategic business plan and recommends to the Committee proposed goals for the annual cash incentive program and the long-term incentive program for the upcoming year. The Committee, however, establishes and sets all incentive goals for executive officers.

Our CEO, Chief Human Resources Officer and Executive Vice President, General Counsel and Secretary regularly attend Committee meetings. They review and comment on market compensation data, including the composition of market comparison groups and the description of comparable officer positions. They may also present proposals relating to executive compensation programs and policies for review and approval by the Committee, including base salary, performance goals and goal weightings for short-term and long-term incentive awards, and the mix of compensation components for each executive officer. Neither the CEO nor either of the other executive officers discusses his own compensation with the Committee or the Committee’s independent consultant.

Please see discussion above at “Governance of the Company — Board Committees — Compensation, Governance and Nominating Committee — Compensation Processes and Procedures” for a more detailed description of the roles of the Committee, our compensation consultant and management of the company.

Our Process for Setting Executive Compensation

The key steps the Committee follows in setting executive compensation are as follows:

1.	Review of the components of executive compensation, including base salary, short-term incentive compensation, long-term incentive compensation, retirement benefits and other benefits;

2.	Review of the total compensation structure and the allocation of compensation components as well as the setting of all compensation performance targets;

3.	Review of the company’s performance and the relationship to compensation performance targets;

4.	Review of executive officer performance, responsibility and experience to determine individual compensation levels; and

5.	Analysis of executive compensation market data to assess the competitiveness of our compensation programs.

Market Compensation Analysis

In December of each year, Pay Governance prepares a market compensation analysis based on companies of similar size in terms of revenue, including those in the energy services industry and general industry other than energy services or financial services. This analysis assists the Committee in establishing the next year’s executive officer compensation levels to allow us to remain competitive with other companies.

Databases

For 2012, Pay Governance used the following compensation surveys for our market compensation analysis: Towers Watson’s 2011 General Industry Executive Compensation Database, which includes pay data for 740 general industry companies; Towers Watson’s 2011 Energy Services Industry Executive Compensation Database, which contains pay data for 108 companies in the energy/utility industry including nearly all U.S. investor-owned utilities; and Towers Watson’s 2011 Energy Marketing and Trading Database, which includes pay data for approximately 63 companies with significant energy marketing and trading operations. Where possible and appropriate, regression analyses are performed to size-adjust the survey data to correlate with the appropriate revenue for the relevant PPL business line.

We do not generally review specific pay levels of individual survey companies, but rather review the statistical median of a large group of companies in order to better understand the market for executive-level positions, minimizing year-to-year volatility that might exist when surveying a smaller group of companies. The result of these analyses produces a market median (50th percentile) reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent. We use general industry data to determine the PPL competitive data used for staff positions and for purposes of maintaining internal pay equity and setting incentive levels across business lines and corporate positions; energy industry data are used as the PPL competitive data reference point for salaries of employees in business line positions.

2012 Total Direct Compensation

Total direct compensation awarded to our executive officers is composed of base salary, annual short-term cash incentives and long-term stock-based incentives. Over 80% of total direct compensation of the CEO is “at risk,” 75% of total direct compensation of the CFO is “at risk,” and 70% of total direct compensation of the other named executive officers is “at risk” in the form of annual cash and long-term incentive compensation.

Table 1 below provides our allocation of direct compensation for our named executive officers for 2012, which is shown as percentages of targeted total direct compensation.

TABLE 1 Elements of Targeted Compensation as a Percentage of Total Direct Compensation — 2012(1)

(1)	Based on target award levels as a percentage of total direct compensation for performance during 2012. Values of performance-contingent restricted stock units, performance units and stock option awards shown in the Summary Compensation Table in this proxy statement reflect equity awards granted in 2012. Performance-contingent restricted stock unit awards granted in January 2012 were awarded based on part of the 2011 compensation package. Because the Committee views the performance-contingent restricted stock units granted in 2013 to be based on performance for 2012, the CD&A includes such awards as part of the Committee’s analysis.

(2)	Includes the positions of Executive Vice President, General Counsel and Secretary, the President of LKE and the President of PPL EnergyPlus, LLC.

Base Salary

We target base salary to be generally at the median of the PPL competitive data, as described above under “Databases,” with variations based on job scope, experience and value to the organization, sustained individual performance, and internal parity. The objective of base salary is to provide a fixed compensation level to our executives. It rewards them for their level of competencies (the combination of skills, knowledge and behaviors required for superior performance) and for how well those competencies are applied to the job over time. Salaries are considered paid competitively if they are within 15% of the PPL competitive data median, which is considered the PPL competitive range for a particular position.

In January following a performance year, the Committee uses its judgment in assessing experience, responsibility and performance to determine the level of salary for the new performance year and to validate whether an executive officer’s base salary aligns with the market compensation data provided by Pay Governance.

In January 2012, the Committee approved base salaries for the named executive officers as described below.

TABLE 2

2012 Salary Adjustments by Position

(effective January 1, 2012)

Name and Position	2011 Year-End Salary	PPL Competitive Range	2012 Salary	% Change

W. H. Spence
Chairman, President and Chief Executive Officer	$1,000,000	$1,012,000-$1,369,000	$1,050,000	5.0%

J. H. Miller
Former Chairman	1,229,500	—	1,229,500	0.0%

P. A. Farr
Executive Vice President and Chief Financial Officer	621,300	$574,000-$776,000	675,000	8.6%

R. J. Grey
Executive Vice President, General Counsel and Secretary	450,100	$425,000-$575,000	465,100	3.3%

V. A. Staffieri
Chairman of the Board, Chief Executive Officer and President of LG&E and KU Energy LLC (LKE)	811,220	$468,000-$633,000	811,220	0.0%

R. D. Gabbard, Jr.
President of PPL EnergyPlus, LLC	360,000	$319,000-$431,000	375,000	4.2%

Mr. Spence received a 5% increase in January 2012, bringing his compensation nearer to the median of PPL’s competitive range and recognizing his anticipated assumption of the role of Chairman.

Mr. Miller’s salary as Chairman was not increased, recognizing his announced retirement effective April 1, 2012.

The Committee awarded Mr. Farr an 8.6% increase in recognition of his expertise and sustained performance, which places his salary at the median of PPL competitive data.

The 3.3% salary increase for Mr. Grey reflected the intention of the Committee and Messrs. Spence and Miller to reward his experience, expertise and sustained strong performance.

The Committee determined not to increase Mr. Staffieri’s salary given his current level of base salary compared to legacy PPL officers and in relation to the PPL competitive data. At the time that base salary was reviewed in January of 2012, Mr. Staffieri was still party to an amended and restated employment agreement and severance agreement with LKE that was entered into in connection with the acquisition of LKE and which provided certain employment benefits, including annual base salary. The Committee awarded him a $25,000 bonus in recognition of his continued contributions to PPL.

Mr. Gabbard received a 4.2% increase to bring his base salary to the median of the PPL competitive data, recognizing his experience and expertise as President of PPL EnergyPlus.

Annual Cash Incentive Awards

PPL targets annual cash incentive awards, which are represented as a percentage of base salary, to be generally at the median of the PPL competitive data for cash incentive compensation. Individual targets are set based on job scope, experience, value to the company or the executive’s business line and internal parity. The purpose of the annual cash incentive program is to advance the interests of PPL and its shareowners by providing incentives in the form of annual cash awards, motivating such executives to attain identified corporate performance goals.

The Committee approves both the target and actual annual cash incentive awards made to executive officers. Awards based on objective corporate financial and operational measures are made under the shareowner-approved Short-term Incentive Plan. Performance goals for 2012 were approved at the Committee’s January 2012 meeting, with actual awards approved at its January 2013 meeting.

The following table summarizes the weightings allocated to financial, operational and individual results, by named executive officer position, for determining 2012 annual cash incentive awards.

TABLE 3

Annual Cash Incentive Weightings Applied to Financial and Operational Results

Category	CEO, Former Chairman, CFO, EVP	Presidents of LKE and PPL EnergyPlus
PPL Corporation — Earnings Per Share	100%	60%
Net Income of Business Segment	—	40%

PPL Corporation’s annual cash incentive financial goal target is earnings per share from ongoing operations, or EPS, which is an important driver of stock prices for PPL and for our sector as a whole.

The corporate financial goal for 2012, shown in Table 4 below, represented 100% of the total award for the members of the Corporate Leadership Council, or CLC, which during 2012 included Messrs. Spence, Miller, Farr and Grey, and represented 60% of the award for Messrs. Staffieri and Gabbard. The remaining 40% of Messrs. Staffieri’s and Gabbard’s award depends on net income of their respective business segment, as described below in Table 5.

TABLE 4

Corporate Financial Goal — 2012

Goal	Target Levels	Percent Attainment	Actual 2012 Result	Actual 2012 % Achievement
	$2.55	200%
	$2.32	110%	$2.42	149.1%
Achieve PPL Corporation Earnings Per	$2.27	100%
Share > $2.27	$2.04	50%
	$1.86	0%

Target PPL Corporation EPS for the annual cash incentive program for 2012 was $2.27, with a 200% payout maximum at $2.55 and a 50% payout threshold at $2.04. EPS below $2.04 would have resulted in a zero payout for CLC members, which included Messrs. Spence, Miller, Farr and Grey. EPS achieved by PPL Corporation in 2012 for purposes of the annual cash incentive program was $2.42, which was above the target, resulting in a 149.1% goal achievement.

TABLE 5

Operational Net Income Goals — 2012

	A	B	C	D	E	F	G	H	I
	EPS Goal				Net Income Goals for LKE (for Staffieri) and for PPL Energy Supply, LLC (for Gabbard)				Overall Attainment*
Named Executive Officer					Goal	Result
	Goal	Result	Attainment	Weight	(in millions)		Attainment	Weight	I=(C*D)+(G+H)
V. A. Staffieri	$2.27	$2.42	149.1%	60%	$241.0	$235.4	92.2%	40%	126.4%
R. D. Gabbard, Jr.					$451.0	$452.0	102.2%		130.4%

*	No annual cash incentive awards would have been paid to either of Messrs. Staffieri or Gabbard if the EPS results had been less than $1.86.

In addition to the 60% PPL Corporation EPS goal, Mr. Staffieri’s annual cash incentive award includes a 40% business segment net income goal of $241 million for LKE. LKE achieved a net income goal of $235.4 million, which resulted in a 92.2% attainment of the business segment net income goal. Mr. Staffieri’s overall goal attainment was 126.4% for his annual cash incentive award.

Mr. Gabbard’s annual cash incentive award also includes a 40% business segment net income goal of $451 million for PPL Energy Supply, LLC. PPL Energy Supply, LLC achieved a net income goal of $452 million, which resulted in a 102.2% attainment of the business segment net income goal. Mr. Gabbard’s overall goal attainment was 130.4% for his annual cash incentive award.

At its January 2013 meeting, the Committee reviewed the 2012 performance results to determine whether the named executive officers had met the pre-established 2012 financial and operational performance objectives under the Short-term Incentive Plan. Total annual cash incentive awards were determined as summarized below.

TABLE 6

Annual Cash Incentive Awards for 2012 Performance

	A		B		C	D
Named Executive Officer	2012 Salary		Target as a % of Salary	Target Award Opportunity(1)	Total Goal Attainment	Cash Incentive Award(1)
						D=A*B*C
W. H. Spence	$1,050,000		125%	$1,312,500	149.1%	$1,956,900
J. H. Miller	307,375	(2)	110%	338,100	149.1%	504,100
P. A. Farr	675,000		75%	506,300	149.1%	754,800
R. J. Grey	465,100		65%	302,300	149.1%	450,800
V. A. Staffieri	811,220		75%	608,400	126.4%	769,000
R. D. Gabbard, Jr.	375,000		65%	243,800	130.4%	317,900

(1)	Cash incentive award targets and cash incentive awards are rounded to the nearest $100.

(2)	Reflects salary earned in 2012 until Mr. Miller’s retirement as of April 1, 2012.

Special Cash Incentive Award

The LKE acquisition, completed in 2010, was an extraordinary transaction for PPL. It was significant and precedent-setting, as it was the largest cash acquisition in the utility sector since 2007 and the second largest in over a decade. The strategic logic of the transaction was based on the view that a higher proportion of rate-regulated utility earnings would benefit our shareowners by providing long-term growth, strengthening support for our dividend and stabilizing credit ratings.

Given the strategic importance of the acquisition to PPL’s longer-term financial results, a special cash incentive award opportunity relating to LKE operations was implemented for the two-year performance period of 2011 and 2012 for the members of CLC, who were responsible for the successful completion of and financial results from the acquisition.

Specific performance had to be achieved in order for PPL to realize the longer-term benefits of the acquisition for shareowners. At its March 2011 meeting, the Committee established this special limited eligibility, incremental cash incentive award designed to motivate the executives who are members of CLC to focus on specific acquisition metrics and realize the anticipated shareowner value from the acquisition.

The performance goals and final results for the special cash incentive award are:

TABLE 7

Performance Metrics and Results for Special Cash Incentive Award

Goals and Objectives	Metric	Calculations	Targets ($ in millions)	Final Results ($ in millions)	Targets ($ in millions)	Final Results ($ in millions)
			2011	2011	2012	2012
Achieve Net Income Targets	Achieve Consolidated Net Income for LKE	Consolidated Net Income for LKE(1)	$271(2)	$267(3) 98.52%	$273(2)	$235.4(3) 86.23%
Achieve Cash Flow Metrics	Achieve Consolidated Net Cash from Operations for LKE	Consolidated Net Cash from Operations for LKE(1)	$761(2)(4)	$779.2(5) 102.39%	$845(2)(4)	$847.4(5) 100.28%
Achieve Return-on-Equity Targets	Achieve Consolidated Return-on-Equity for LKE	Consolidated Return-on-Equity for LKE(1)	8.85%(2)(4)	9.29% 104.97%	8.5%(2)(4)	8.48% 99.76%
Achievement(6)				101.96%		95.43%
Payout %(7)				104.90%		77.15%

(1)	As audited financial statements filed with the company’s Form 10-K are not available until the end of February of each year, the Committee determined the achievement of each goal based on unaudited financial statements available as of the end of January of each of the performance years.

(2)	Targets for 2011 and 2012 for all performance metrics were set based on the annual business plan approved by the Finance Committee in December 2010 and the projected five-year business plan reviewed by the Finance Committee at that time.

(3)	Final results for consolidated net income are calculated from net income from ongoing operations, which excludes special items as reported in PPL’s Form 8-K dated February 14, 2013.

(4)	Targets based on budgeted Net Operating Losses (“NOL”), pension contributions and bonus tax depreciation. Any variations in actual results for these items are adjusted out of these performance metrics.

(5)	Several adjustments were made to the actual net cash from operating activities at the time of the award determination by the Committee consistent with the assumptions contemplated at the time the goals were set during the first quarter of 2011, and as described in Note 4 above.

For 2011, an adjustment of $37 million was made to reflect a lower than planned cash tax benefit for the acquired NOL.

The following adjustments were made in calculating the achievement of these performance metrics for 2012: (a) a difference of $100 million from the original budgeted NOLs assumed in the original target; (b) a difference of $38.2 million from the portion of 2012 taxable loss converted to NOL carryforward; and (c) the exclusion of $10.3 million of additional pension/post-retirement funding, after tax, as compared to the original target.

(6)	The actual achievement for each year is the average of the final results of each metric compared to each target.

(7)	See Table 8 for calculation of payout.

The target annual opportunities ranged from 55% to 75% of annual base salary, with individual payment ranging from 0 to 150% of target annual opportunity based on attainment of each metric within a range of performance of 90% to 120% of target over the two-year period 2011-2012. Each year had specific achievement metrics, with one potential payment in 2013. In addition to achievement of the metrics in each year, corporate EPS achievement had to be no less than 85% of target or no payment would be made.

The Committee believes this incremental special award is consistent with our overall compensation philosophy and structure, as the targeted payments are based on superior performance that provides clear value to shareowners.

The Committee reviewed the performance results for the two-year period and determined the achievement of the metrics for this special cash incentive award under the Short-term Cash Incentive Plan at its January 2013 meeting, as summarized below.

TABLE 8

Special Cash Incentive Awards for 2011-2012 Performance(1)

	A	B	C	D	E	F
	Year 1(2)		Year 2(2)		Base Salary Year-end 2012	Total Award
Named Executive Officer	Target As % of Salary	Weight	Target As % of Salary	Weight
		50%		50%
		B=A*104.90%*50%		D=C*77.15%*50%		F=(B+D)*E
W. H. Spence(3)	75% 65%	3.28% 31.25%	75%	28.93%	$1,050,000	$666,339
P. A. Farr	65%	34.09%	65%	25.07%	675,000	399,372
R. J. Grey	55%	28.85%	55%	21.22%	465,100	232,847

(1)	Mr. Miller is not included in this table, as he forfeited his award as a result of his retirement as of April 1, 2012.

(2)	As reflected in Table 7, the payout percentage for 2011 was 104.90%, while the payout percentage for 2012 was 77.15%.

(3)	During 2011, Mr. Spence was credited 11/12 at 65% for his role as Chief Operating Officer and 1/12 at 75% for his role as CEO. During 2012, he was credited the full 75% target as CEO.

Long-Term Incentive Awards (Equity Awards)

The purpose of the long-term incentive compensation program is to provide a method by which executive officers may be awarded remuneration in a manner that increases their ownership interest, aligns their interest with those of shareowners and encourages them to remain in the employ of PPL. Prior to 2012, long-term incentive awards for executive officers were made annually under the shareowner-approved PPL Corporation Incentive Compensation Plan, or ICP. In May 2012, shareowners approved the new 2012 Stock Incentive Plan. During 2012, most of the equity awards made to the named executive officers continued to be granted under the ICP. The only awards granted to the named executive officers under the 2012 Stock Incentive Plan during 2012 were stock options granted to Mr. Spence and a special restricted stock retention award to Mr. Gabbard as described in more detail below. All equity awards in 2013 have been and will be granted under the 2012 Stock Incentive Plan.

The long-term incentive compensation program, which is designed to encourage and reward mid- and long-term performance, focuses on the company’s past performance as well as future performance, and is composed of three awards:

•	performance-contingent restricted stock units, which are earned based on PPL’s EPS performance over the prior three-year period, the ultimate value of which is based on future stock price performance of the company on the vesting date;

•	performance units, based on PPL’s total shareowner return, or TSR, for the future three-year period compared to our industry peers; and

•	stock option awards, which have value only if the company’s stock price rises.

Equity awards were granted for the 2012 performance year with the following mix: 40% of the long-term incentive target in performance-contingent restricted stock units; 40% of the long-term incentive target in performance units; and 20% of the long-term incentive target in stock options. The value of the long-term incentive awards as of the grant date is intended to deliver a level of total direct compensation that compares to the median of the PPL competitive data if the target level of TSR and EPS performance is achieved. The ultimate value of long-term incentive awards to executives is tied to relative TSR and stock price performance. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value decline, executive compensation levels for a portion of these awards could fall below the grant date values, possibly to zero.

Under the terms of the company’s ICP and the 2012 Stock Incentive Plan, unvested restricted stock units, performance units and stock options are forfeited if the executive voluntarily leaves PPL, but generally become vested if the executive retires from the company, becomes disabled or dies prior to the scheduled vesting date. See “Termination Benefits — Long-term Incentive Awards” beginning on page 74 for a description of conditions of the provisions and expiration dates applicable to these awards.

Target award levels for each component of the long-term incentive program seek to focus executives on the company’s business objectives, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data.

The target award levels for the named executive officers for the 2012 performance year as set by the Committee are reflected in Table 9 below.

TABLE 9

Long-term Incentive Award Targets for 2012

	(Targets as % of Salary)
Named Executive Officer	Performance- contingent Restricted Stock Units	Performance Units	Stock Options	Total
W. H. Spence	154%	154%	77%	385%
J. H. Miller	140%	140%	70%	350%
P. A. Farr	88%	88%	44%	220%
R. J. Grey	64%	64%	32%	160%
V. A. Staffieri	70%	70%	35%	175%
R. D. Gabbard, Jr.	64%	64%	32%	160%

Performance-Contingent Restricted Stock Units

Performance-contingent restricted stock units granted by PPL are designed to reward sustained financial performance. Unlike ordinary restricted stock units, the number of units granted to each named executive officer is determined based on actual EPS from ongoing operations of the company for the previous three years. Once earned, these awards have a three-year restriction period, with restrictions for awards made with respect to the 2010-2012 performance period scheduled to lapse in 2016. These grants are therefore “at risk” because the ultimate value realized by executives is directly related to PPL’s EPS performance and stock price performance; they are also “at risk” compensation because the awards are subject to vesting and potential risk of forfeiture upon specific types of termination of employment such as termination for cause.

The equity grant value is first expressed as a percentage of base salary times the goal attainment of the past three years. The number of units is determined by dividing the equity dollar value by the closing price of PPL common stock on the New York Stock Exchange, or NYSE, on the date of grant.

To further align our executives’ interests with those of our shareowners, under the 2012 Stock Incentive Plan, each restricted stock unit entitles the executive to additional restricted stock units equal in value to the amount of quarterly dividends paid on PPL stock. These additional restricted stock units are deferred and payable in shares of PPL common stock at the end of the restriction period, subject to the same conditions as the underlying restricted stock units. Dividend equivalents on awards made under the ICP prior to 2013, in contrast, are currently paid in cash when dividends are declared by PPL.

The performance-contingent restricted stock units awarded in January 2013 for the 2010-2012 performance period were granted under the 2012 Stock Incentive Plan and were earned based on the average attainment of EPS goals for the annual cash incentive awards in each of the years 2012, 2011 and 2010. In 2012, the EPS target was $2.27, while actual EPS from ongoing operations was $2.42, resulting in a goal attainment of 149.1%. In 2011, the EPS target was $2.60, while actual EPS from ongoing operations was $2.72, resulting in 148.1% goal attainment. In 2010, the EPS target was $2.87, while actual EPS from ongoing operations was $3.13, resulting in 200% goal attainment. Accordingly, the average goal attainment for the years 2010-2012 was 165.73%.

The grants of restricted stock units based on performance were calculated using the following formula.

salary for the period	x	target	x	total goal attainment	=	award value

Table 10 below shows the awards made to the named executive officers for the 2010-2012 performance periods by the Committee at its January 2013 meeting, as part of the total compensation package for 2012. These awards, however, will be reflected in the Summary Compensation Table and Grants of Plan-based Awards table for 2013.

TABLE 10

Performance-Contingent Restricted Stock Unit Awards Granted for Performance Period 2010-2012

	A	B	C	D	E
Named Executive Officer	2012 Salary	Target Value of Restricted Stock Units Based on Performance	Target Award(1)	Total Goal Attainment	Award Value(1)
					E=A*B*D
W. H. Spence	$1,050,000	154%	$1,617,000		$2,679,900
J. H. Miller	307,375(2)	140%	430,300		713,200
P. A. Farr	675,000	88%	594,000	165.73%	984,500
R. J. Grey	465,100	64%	297,700		493,300
V. A. Staffieri	811,220	70%	567,900		941,100
R. D. Gabbard, Jr.	375,000	64%	240,000		397,800

(1)	Target awards and award values are rounded to the nearest $100.

(2)	Reflects salary earned in 2012 until Mr. Miller’s retirement as of April 1, 2012. Because Miller was retirement-eligible at the time of this award, the restriction period lapsed on October 1, 2012, six months after his retirement.

Special Restricted Stock Retention Awards

At its January 2012 meeting, the Committee also made an additional award of 30,000 restricted stock units to Mr. Miller, which were granted in lieu of stock options and performance units that Mr. Miller otherwise would have been granted as part of his regular annual equity compensation awards.

In March 2012, the Committee granted a special retention award of 40,000 shares of restricted PPL common stock to Mr. Gabbard, the President of PPL EnergyPlus, LLC, under the 2012 Stock Incentive Plan to ensure his retention as part of a realignment of the Supply business segment of the company. The grant was made under the 2012 Stock Incentive Plan, which was subject to shareowner approval. The shareowners subsequently approved the 2012 Stock Incentive Plan as of May 16, 2012. The restriction period will lapse for Mr. Gabbard on September 25, 2019, his 60th birthday.

Performance Units

Performance units are awards under which executive officers receive a target number of performance units at the beginning of the performance period. The actual number of shares of common stock earned at the end of the performance period is determined based on PPL’s actual three-year TSR compared to the TSR of companies in a particular industry index. TSR reflects the combined impact of changes in stock price plus dividends reinvested over the performance period.

Cash or stock dividend equivalent amounts payable on PPL common shares are reflected as additional performance units and are payable in shares of PPL common stock at the end of the performance period based on the same determination by the Committee with respect to the underlying performance units as to whether, and the extent to which, the performance goals have been achieved. These grants are “at risk” because they are subject to potential risk of forfeiture. Total shares distributed at the end of the performance period, including shares distributed in respect of the performance unit grant and all dividend equivalents, may vary from zero to the program maximum of 200% of target, except for the 2011 grant, which has a 25% payout minimum.

The equity grant value is first expressed as a percentage of base salary. The number of performance units granted is determined by dividing the equity dollar value by the fair market value of PPL’s common stock on the date of grant.

The ultimate value realized by the executives is directly related to PPL’s TSR relative to its industry peers and to PPL’s stock price performance. The Committee has no discretion to provide for payment of the performance units absent attainment of the stated performance levels.

A grant of performance units is made each year at each executive officer’s target award level:

target award %	×	salary	÷	PPL common stock closing price as of award date	=	number of units granted

For performance units granted in 2012, the performance measurement is PPL’s TSR for the three-year period, from 2012 to 2014, as compared to the total return of companies in the Philadelphia Stock Exchange Utility Index. In early 2015, the Committee will determine whether the performance goals have been satisfied. Upon certification of the level of achievement, the performance units and dividend equivalents vest and are paid based on the following table.

TABLE 11

2012 Performance Unit Award Payout Thresholds

Percentile Rank (PPL TSR performance, relative to companies in Index)	Payout (Expressed as a % of Target Award)
85th Percentile or above	200% (the Maximum Award)
50th Percentile	100% (the Target Award)
37.5th Percentile	50%
25th Percentile	25%
Below 25th Percentile	0%

If TSR performance is below a threshold rank of the 25th percentile, the award is forfeited. In selecting the Philadelphia Stock Exchange Utility Index, the Committee determined that this index is an appropriate measure for PPL because of the relevant business mix of the companies in the index, the number of comparators included in the index and its wide use by investors in their comparison of performance of utility companies. The Committee also increased the allocation of performance units granted in January 2012 from 20% of the long-term incentive mix to 40%, in order to increase the linkage of executive compensation to relative TSR.

During 2012, the Committee approved the following target performance unit grants for the 2012-2014 performance cycle.

TABLE 12

Performance Unit Awards Granted in 2012

Named Executive Officer	Number of Performance Units	Economic Value of Performance Units
W. H. Spence	57,340	$1,617,000
J. H. Miller*	—	—
P. A. Farr	19,390	546,700
R. J. Grey	10,220	288,100
V. A. Staffieri	20,140	567,900
R. D. Gabbard, Jr.	8,170	230,400

*	No performance unit awards were granted to Mr. Miller in 2012. The Committee at its January 2012 meeting made an additional award of 30,000 restricted stock units to Mr. Miller in lieu of performance units and stock options that would have otherwise have been granted to Mr. Miller as part of his regular annual equity compensation awards.

Linkage of Performance Unit Awards to Performance. At its January 2013 meeting, the Committee reviewed the results for the 2010-2012 performance period with respect to the performance units granted in 2010. The results did not meet the minimum level for any award, and therefore all of the units previously granted were forfeited according to program provisions. Accordingly, the named executive officers realized no value from this award.

Stock Options

Stock options provide the holder the right to purchase shares of PPL common stock at a future time at an exercise price equal to the closing price of PPL common stock on the NYSE on the grant date. Stock options normally will not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL’s stock price and also serve as a retention incentive due to their vesting provisions.

The equity grant value to be granted is first expressed as a percentage of base salary. The number of stock options granted is calculated by dividing the equity dollar value by the grant price, which is the Black-Scholes option value based on the closing price of PPL common stock on the grant date.

Stock options granted in 2012 vest over three years — one-third on each anniversary of the grant date — and are exercisable for 10 years from the grant date, subject to earlier expiration following specified periods after termination of employment.

A grant of stock options is made each year at each executive officer’s target award level:

target award %	×	salary	÷	option value as of award date	=	number of options granted

During 2012, the Committee approved the following stock option grants.

TABLE 13

2012 Stock Option Awards

Named Executive Officer	Number of Stock Options	Economic Value of Stock Options
W. H. Spence	387,440	$808,500
J. H. Miller*	—	—
P. A. Farr	131,010	273,400
R. J. Grey	69,010	144,000
V. A. Staffieri	136,050	283,900
R. D. Gabbard, Jr.	55,200	115,200

*	No stock option awards were granted to Mr. Miller in 2012. The Committee at its January 2012 meeting made an additional award of 30,000 restricted stock units to Mr. Miller in lieu of stock options and performance units that would have otherwise have been granted to Mr. Miller as part of his regular annual equity compensation awards.

Timing of Equity Awards

The Committee determines the timing of incentive equity awards for executive officers. Incentive grants for executive officers are made as soon as practical following the performance period upon which the number of units to be granted is determined for restricted stock unit awards and early in the year for forward-looking performance unit and stock option awards. It has been the company’s long-time practice to make stock-based grants at the January Committee meeting, which occurs the day before the January Board of Directors meeting on the fourth Friday of each January.

We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January Committee meeting.

Off-cycle restricted stock, restricted stock unit, performance unit or stock option grants, if provided to newly hired executives as part of the hiring package, or for promotions, are made from time to time, normally as of the new executive’s hiring date or the promotion date. Exercise prices for stock option awards are determined as of the date of hire or promotion or, if later, the date the Committee approves the grant, based on the closing price of PPL common stock on the NYSE on the date of grant.

Ownership Guidelines

Meaningful ownership of PPL common stock by executives has always been an important part of the company’s compensation philosophy. In 2003, the Committee adopted specific ownership requirements under the Executive Equity Ownership Program, or the Equity Guidelines. The Equity Guidelines provide that executive officers should maintain levels of ownership of company common stock ranging in value from two times to five times base salary:

Executive Officer	Multiple of Base Salary
Chairman, President and CEO	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of major operating subsidiaries, including Messrs. Staffieri and Gabbard	2x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their fifth anniversary at that level. If an executive does not attain the guideline level within the applicable period, he or she must not sell any shares of PPL common stock and will be required to retain shares acquired upon the exercise of stock options or upon the lapsing of restrictions on shares of restricted stock, restricted stock units or performance units, in each case net of required tax withholding until the guideline level is achieved. In addition, annual cash incentives awarded after that date may be made in restricted stock unit grants until actual ownership meets or exceeds the guideline level.

The Equity Guidelines encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of December 31, 2012.

The company has also adopted a policy that prohibits its officers and directors from pledging shares of company stock as collateral for any loans, from engaging in any form of hedging transaction or otherwise trading in derivatives of PPL common stock.

Recoupment Policy

In January 2013, the Committee adopted a policy regarding recoupment of executive compensation. Subject to the discretion and approval of the Board, the company will seek recoupment of any incentive-based compensation awarded to any current executive officer of the company where the Board has determined that:

•	the company is required to prepare an accounting restatement due to the material noncompliance by the company with any financial reporting requirement under the securities laws; and

•	a lower award would have been made to the executive officer based upon the restated financial results.

The Board shall have full and final authority to make all determinations under this policy, including, without limitation, whether the policy applies and, if so, the amount of cash bonus or other incentive-based compensation, if any, to be repaid by any executive officer. In each such instance as determined by the Board, the company will, to the extent permitted by applicable law, seek to recover incentive-based compensation received by such individual in excess of the amount that would have been received under the accounting restatement. Any recoupment under this policy is to be in addition to any other remedies that may be available to the company, including such remedies contained in the company’s equity grant and employment letters, if any, and applicable law.

Other Compensation Matters

Perquisites and Other Benefits

As a general rule, PPL provides remuneration through its direct compensation program — salary, annual cash incentive and long-term incentive opportunities — and indirect executive benefits such as non-qualified deferred compensation opportunities and supplemental executive retirement plan, or SERP, benefits for executives hired to positions prior to January 1, 2012. Additionally, PPL provides carefully selected executive perquisites, consistent with market practices, which serve a direct business interest, such as financial planning services to assist executives, who generally have more complex financial situations than most employees, and severance protection in the event of termination of employment under limited circumstances.

Officers of the company, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and, for each named executive officer except for Mr. Staffieri, a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences.

As a former executive of E.ON AG, of which LKE was an affiliate, Mr. Staffieri previously received some perquisites that PPL does not generally provide to its executives. Mr. Staffieri continues to receive use of a leased vehicle and executive life insurance, which provides LKE-paid supplemental life insurance in the amount of $2 million. Basic PPL life insurance, generally available to most U.S. employees, equals two times annual base salary up to a maximum coverage of $2 million.

The value of all perquisites received by our named executive officers for 2012 is summarized in Note 8 to the Summary Compensation Table.

Indirect Compensation

Officers of the company, including the named executive officers, participate in benefit programs offered to all PPL employees, or in the case of Mr. Staffieri, all LKE employees. In addition, officers, except for Mr. Staffieri who is covered under the LKE executive benefit plans, are eligible for the executive benefit plans discussed below. LKE executive benefit plans are identified and discussed separately below. In the short-term, benefits for Mr. Staffieri will continue to be provided under the LKE benefit programs. For the named executive officers other than Mr. Staffieri, the primary retirement income program consists of two plans: (1) the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally; and (2) the SERP, a nonqualified defined benefit pension plan available for officers of the company. For Messrs. Farr and Gabbard, who are vested in the PPL Retirement Plan, but not vested in the SERP, the Supplemental Compensation Pension Plan, which is a non-qualified plan that is available to employees of the company generally, also applies to them until they become vested in the SERP. In 2011, the company made a change for salaried new hires, including executive officers, relative to the PPL Retirement Plan, by closing the plan, the Supplemental Compensation Pension Plan and the Supplemental Executive Retirement Plan, or SERP, to new entrants and adopting the new PPL Retirement Savings Plan. This change, however, did not affect any of the named executive officers as they were serving as executive officers prior to 2011. Additional details on these plans are provided under “Executive Compensation Tables — Pension Benefits in 2012” at page 60.

The primary capital accumulation opportunities for executive officers are: (1) stock gains under the company’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2012, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (our PPL Deferred Savings Plan), and the Executive Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) subject to contribution limits imposed by federal tax rules. Participating employees are vested in the company’s matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider. The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

Our Executive Deferred Compensation Plan permits participants to defer a portion or all of their cash compensation in excess of the estimated minimum legally required annual payroll tax withholding. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Executive Deferred Compensation Plan, see the “Executive Compensation Tables — Nonqualified Deferred Compensation in 2012” table on page 67. Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of maximum statutory limits on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under the Executive Deferred Compensation Plan. There is no vesting requirement for the company matching contributions.

The company also has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan, or ESOP, to which the company makes an annual contribution. Historically, the company has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account; and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in the company’s common stock. All named executive officers except Mr. Staffieri participated in the ESOP during 2012. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares at the time of withdrawal or distribution.

All named executive officers are eligible for an executive physical every two years, not to exceed a cost of $5,000. The Committee believes that the benefit is beneficial to both the employee, and to the company through reduced costs. Executive physical examinations offer a more thorough and intensive health screening, are comprehensive and include tests for rare diseases.

There are similar employee benefits, such as a retirement plan, a savings plan, a supplemental executive retirement plan and a non-qualified deferred compensation plan, in place for Mr. Staffieri and other LKE executives that provide retirement income benefits and capital accumulation opportunities for executives. See “Executive Compensation Tables — Pension Benefits in 2012 — LG&E and KU Retirement Plan” at page 62 and “ — LG&E and KU Supplemental Executive Retirement Plan” on page 63, and the description of the LG&E and KU Nonqualified Savings Plan at “Executive Compensation Tables — Nonqualified Deferred Compensation in 2012” at page 66.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation under specific situations.

Hiring and Retention. As part of the executive recruiting process, the company may make offers of employment to new executive candidates that will attract talent to the company and compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and paid out after the end of the year. One-time awards may be made in restricted stock or restricted stock units to replace awards a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company.

In limited circumstances, generally involving mid-career hiring or as part of a merger or acquisition, the company may enter into retention agreements with key executives to encourage their long-term employment with the company. The intention is to retain key executives for the long term and to focus the executive’s attention on stock price growth during the retention period. These agreements typically involve the grant of restricted stock or restricted stock units on which the restrictions lapse after a period of time that may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends on the restricted stock or dividend equivalents on the restricted stock units under the ICP. Dividend equivalents are not available on restricted stock units under the 2012 Stock Incentive Plan. Instead, each restricted stock unit entitles the executive to additional restricted stock units equal in value to the amount of quarterly dividends paid on PPL stock. These additional restricted stock units are deferred and payable in shares of PPL common stock at the end of the restriction period, subject to the same conditions as the underlying restricted stock units.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to a special equity grant based on the closing price of PPL common stock on the NYSE as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreements” on page 71.

Employment Agreements. We generally do not enter into traditional employment agreements with executive officers. In connection with the acquisition of LKE, however, we agreed to honor the terms and conditions of the employment and severance agreement Mr. Staffieri had with E.ON U.S. LLC prior to PPL’s acquisition of LKE. The terms of Mr. Staffieri’s employment and severance agreement with E.ON U.S. LLC were amended and restated as of the closing of the LKE acquisition. Both versions of the agreement provided severance, change in control protection (pertaining to a change in control of LKE) and other benefits on substantially similar terms. The revised agreement included changes needed to reflect PPL’s acquisition of LKE, Mr. Staffieri’s retention with LKE and his anticipated role at the company and LKE after the acquisition. As of December 1, 2012, Mr. Staffieri’s employment and severance agreement ceased to be in effect, as more fully described below at “Employment and Severance Agreement for Mr. Staffieri” at page 73.

There are no other specific agreements pertaining to length of employment that would commit the company to pay an executive for a specific period. Generally, our executive officers are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company at any time.

Change in Control Protections. The company believes executive officers who are terminated without cause or who resign for “good reason” (as defined in “Change in Control Arrangements” below at page 68) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss. All of our named executive officers have separation benefits in the event of a change in control.

The major components of the company’s change in control protections are:

•	accelerated vesting of specific outstanding equity awards in order to protect executives’ equity-based award value from an acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an acquirer.

The 2012 Stock Incentive Plan eliminated the acceleration of the vesting of outstanding equity awards granted under the new plan upon a change in control, unless there is a qualifying termination of employment.

The company’s change in control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity awards granted under the ICP as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, the vesting and exercisability of stock awards and option awards granted as part of the long-term incentive program accelerate — in other words, restrictions on all outstanding restricted stock units lapse, a pro rata portion of performance units become payable and all unexercisable stock options become exercisable. Under the new 2012 Stock Incentive Plan, equity awards granted under this new plan do not automatically become available to executives as of a change in control, unless the executive is terminated (a “double trigger”). Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after under the ICP are, after a change in control, exercisable for the remaining term of the stock option. Stock options granted under the new 2012 Stock Incentive Plan are exercisable for the remaining term of the stock option or five years after retirement, whichever is earlier.

Severance Benefits. To continue to retain and protect our executives, the company adopted a new Executive Severance Plan in 2012 that provides severance benefits for officers, including the named executive officers, terminated for reasons other than cause. The key features of the plan that apply to all of the named executive officers include (1) two years of base pay; (2) an allowance for benefit continuation; and (3) outplacement or career services support. Severance benefits payable under this program are conditioned on the executive officer agreeing to release the company from any liability arising from the employment relationship. The benefits provided in the new Executive Severance Plan replace any benefits provided in agreements with certain executives, including Messrs. Spence and Gabbard, entered into as part of an offer of employment, pursuant to which the company agreed to provide severance pay in the event the executive officer is terminated by the company for reasons other than cause. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 72.

The company has change in control agreements with all of the named executive officers other than Mr. Miller that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, including the Executive Severance Plan or any prior severance agreement. Additional details on the terms of these agreements are described in “Change in Control Arrangements” at page 68.

Rabbi Trust. The company has entered into trust arrangements that currently cover some PPL compensation programs, namely the SERP, the Executive Deferred Compensation Plan, the change in control agreements and the Directors Deferred Compensation Plan. These trust arrangements provide that specified trusts are to be funded when a “change in control” occurs. See “Change in Control Arrangements” at page 68 for a description of change in control events.

The trusts, which specifically relate to programs managed by PPL and do not currently cover the LKE programs, are currently unfunded but would become funded upon the occurrence of a potential change in control. The trust arrangements provide for immediate funding of benefits upon the occurrence of a potential change in control, and further provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. There are no current plans to fund any of the trusts.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers (excluding the principal financial officer). Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable us to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan and the

2012 Stock Incentive Plan are structured to enable grants of equity-based incentive awards to be deductible under
Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in payments of compensation or grants of awards that are not deductible for federal income tax purposes.

Sections 280G and 4999. Several years ago, we entered into change in control agreements with Messrs. Spence, Farr, Grey and Gabbard that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Internal Revenue Code, as well as any additional income and employment taxes resulting from such reimbursement.

Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Section 280G disallows the tax deduction to the payor of any amount that is considered an excess parachute payment. Payments as a result of a change in control must equal or exceed three times the executive’s base amount, a five-year average of the executive officer’s compensation as defined by the IRS, in order to be considered excess parachute payments, and then the lost deduction and excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up under the separation protection agreements is to make the executive officers whole for a tax penalty they may incur when receiving their contractual separation payments in the event of their displacement in connection with a change in control. We believe the provision of tax protection for the adverse tax consequences imposed on the executive under these rules was consistent with market practice, has been an important executive retention component of our program and remains consistent with our compensation objectives.

For executives hired in 2012 or later, however, PPL will not provide executives with a gross-up payment in connection with Section 4999. The company entered into a new change in control agreement with Mr. Staffieri in 2013 in which there is no provision for gross-up payments.

Section 409A. The Committee also considers the impact of Section 409A of the Internal Revenue Code on the company’s compensation programs. Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined in the Section. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including inclusion in current income plus a 20% penalty tax and interest on the recipient employee. The company operates and maintains its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A.

ASC Topic 718. Under the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (formerly, FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which was known as SFAS 123(R)), the following methods are used by PPL to determine the aggregate grant date fair value of PPL’s stock-based awards: (1) the closing market price of PPL common stock at the date of grant is used to value its restricted stock and restricted stock unit awards; (2) a Monte Carlo pricing model that considers both implied and historical volatility over three years using daily stock price observations for PPL and all companies that are in the Philadelphia Stock Exchange Utility Index is used to determine the fair value of each of its performance unit awards made through 2012; and (3) the Black-Scholes stock option pricing model is used to determine the fair value of its stock option awards.

Executive Compensation Tables

The following table summarizes all compensation for our chief executive officer, our chief financial officer and our next three most highly compensated executives, as well as our former Chairman, or “named executive officers,” for the last three fiscal years, for service to PPL and its subsidiaries. Both Mr. Spence and Mr. Miller also served as directors but received no compensation for board service.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total
William H. Spence	2012	$1,049,039		$3,329,179	$972,475	$2,623,238	$3,324,089	$76,169	$11,374,189
Chairman, President	2011	788,951	—	1,339,864	445,085	1,125,800	1,382,023	70,033	5,151,756
and Chief Executive	2010	692,492	—	1,105,299	475,129	1,178,100	1,217,857	64,793	4,733,670
Officer
James H. Miller(1)	2012	331,019	—	3,990,864	—	504,100	891,052	143,023	5,860,058
Former Chairman	2011	1,228,539	$590,160	3,137,573	1,009,291	2,003,000	3,981,171	103,644	12,053,378
	2010	1,178,969	—	2,684,229	1,153,931	2,594,900	4,585,067	74,412	12,271,508
Paul A. Farr	2012	673,967		1,607,302	328,835	1,154,172	1,375,340	54,363	5,193,980
Executive Vice	2011	620,314	—	952,841	306,576	690,100	689,724	56,642	3,316,197
President and Chief	2010	569,462	—	788,348	338,905	855,000	706,792	28,454	3,286,961
Financial Officer
Robert J. Grey	2012	464,812		846,916	173,215	683,646	1,166,686	36,648	3,371,923
Executive Vice	2011	449,848	—	531,366	170,949	433,300	567,556	40,193	2,193,211
President, General	2010	436,829	—	456,376	196,248	568,100	1,346,091	16,948	3,020,592
Counsel and Secretary
Victor A. Staffieri(1)	2012	811,221	25,000	1,669,471	341,846	769,000	2,001,301	98,500	5,715,979
Chairman of the Board,	2011	811,221	—	321,745	347,109	752,000	2,661,586	97,597	4,991,258
Chief Executive Officer	2010	124,803	—	2,129,531	—	129,733	46,738	11,966	2,442,771
and President — LG&E and KU Energy LLC
Robert D. Gabbard, Jr.(1)	2012	374,712	—	1,819,801	138,552	317,900	330,099	34,063	3,015,127
President —
PPL EnergyPlus, LLC

(1)	Mr. Miller retired effective April 1, 2012. The compensation amounts included for Mr. Staffieri for 2010 reflect only that compensation associated with his service as an executive officer of PPL Corporation after the acquisition of LKE by PPL Corporation on November 1, 2010. Mr. Gabbard was not a named executive officer before 2012, so no information is provided for 2011 and 2010.

(2)	Salary includes cash compensation deferred to the PPL Executive Deferred Compensation Plan or, for Mr. Staffieri, to the LG&E and KU Nonqualified Savings Plan. The following executive officers deferred salary in 2012 in the amounts indicated: Mr. Spence ($31,471); Mr. Miller ($9,931); Mr. Farr ($185,000); Mr. Grey ($13,944); Mr. Staffieri ($44,929) and Mr. Gabbard ($11,241). These amounts are included in the “Nonqualified Deferred Compensation in 2012” table on page 67 as executive contributions for the last fiscal year.

(3)	Amount paid to Mr. Staffieri in 2012 reflects a cash payment in lieu of a salary increase.

(4)

This column represents the aggregate grant date value of restricted stock units and performance units as calculated under ASC Topic 718, without taking into account estimated forfeitures. Aggregate grant date fair value of restricted stock units is calculated using the closing price of PPL common stock on the NYSE on the date of grant. The grant date fair values of the performance units reflected in this column are the target payouts based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values of the 2012 performance units would be as follows: Mr. Spence—$3,598,658; Mr. Farr—$1,216,916; Mr. Grey—$641,407; Mr. Staffieri—$1,263,986; and Mr. Gabbard—$512,749. No performance units were granted to Mr. Miller in 2012. For additional information on the assumptions made in the valuation of performance units, refer to Note 12 to the PPL financial statements in the Annual

Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. Further information regarding the 2012 awards is included in the “Grants of Plan-Based Awards During 2012” and “Outstanding Equity Awards at Fiscal Year-end 2012” tables elsewhere in this proxy statement.

(5)	This column represents the aggregate grant date value of stock options as calculated under ASC Topic 718, without taking into account estimated forfeitures. For additional information on the valuation assumptions with respect to the 2012 stock option grants, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. See the “Grants of Plan-Based Awards During 2012” table for further information on options granted in 2012.

(6)	This column represents cash awards made in January 2013 under PPL’s Short-term Incentive Plan for performance under the company’s annual cash incentive award program in 2012. Also includes a special cash incentive award for Messrs. Spence, Farr and Grey under PPL’s Short-term Incentive Plan based on achievement of performance metrics over a two-year period in connection with the acquisition of LKE. See “CD&A — 2012 Total Direct Compensation — Special Cash Incentive Award” beginning on page 37. These amounts include amounts executive officers have elected to defer to the PPL Executive Deferred Compensation Plan or, for Mr. Staffieri, to the LG&E and KU Nonqualified Savings Plan. The following executive officers deferred cash awards in the amounts indicated: Mr. Farr ($750,211); Mr. Staffieri ($46,140) and Mr. Gabbard ($238,425). These amounts will be included in the “Nonqualified Deferred Compensation in 2013” table as executive contributions in next year’s proxy statement.

(7)	This column represents the sum of the changes in the actuarial present value of accumulated benefit in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan during 2012 for Messrs. Spence, Miller, Farr and Grey, as well as the Subsidiary Retirement Plan for Mr. Farr. For Mr. Staffieri, the amount reflects the changes in the actuarial present value of accumulated benefit in the LKE Pension Plan and LKE Supplemental Executive Retirement Plan for 2012. See the “Pension Benefits in 2012” table on page 64 for additional information. No above-market or preferential earnings under the PPL Executive Deferred Compensation Plan are reportable for 2012. As to Mr. Staffieri, no above-market or preferential earnings under the LG&E and KU Nonqualified Savings Plan are reportable for 2012. See the “Nonqualified Deferred Compensation in 2012” table on page 67 for additional information.

(8)	The table below reflects the components of this column for 2012, which include the company’s matching contribution for each individual’s 401(k) plan contributions under respective savings plans and the company’s matching contribution for each individual’s contributions under non-qualified deferred compensation plans, or NQDC, annual allocations under the PPL Employee Stock Ownership Plan, or ESOP, reportable life insurance premiums, and the perquisites of financial planning and tax preparation services, company car, vacation payments and security system monitoring.

Name	401(k) Match	NQDC Employer Contributions	ESOP Allocation	Financial Planning	Life Insurance(a)	Company Car(b)	Benefits Paid(c)	Other(d)	Board Fees(e)	Total
W. H. Spence	$7,500	$57,743	$426	$10,500	—	—	—	—	—	$ 76,169
J. H. Miller	7,500	5,802	483	12,000	—	—	$104,035	$203	$13,000	143,023
P. A. Farr	7,500	33,423	459	—	—	—	12,981	—	—	54,363
R. J. Grey	7,500	19,442	706	9,000	—	—	—	—	—	36,648
V. A. Staffieri	10,500	55,155	—	6,500	$10,490	$15,855	—	—	—	98,500
R. D. Gabbard, Jr.	7,500	14,160	403	12,000	—	—	—	—	—	34,063

(a)	Premiums paid by LKE for supplemental executive term life insurance provided to Mr. Staffieri in the amount of $2 million.

(b)	Includes that portion of lease and fuel payments for vehicle leased for Mr. Staffieri by LKE attributed to personal use.

(c)	Payment to Messrs. Miller and Farr for vacation earned but not taken.

(d)	Cost to remove the “dual monitoring” connection of the alarm system at Mr. Miller’s home to PPL’s security command center as of Mr. Miller’s retirement. The “dual monitoring” capability of the home alarm system at the residence of Mr. Miller permitted the company to receive an alarm signal at any time such a signal was received by Mr. Miller’s external monitoring company and to respond to it, if necessary. The company still has dual monitoring capability at Mr. Spence’s residence.

(e)	Fees earned by Mr. Miller prior to his retirement on April 1, 2012 for serving as a director of Nuclear Electric Insurance Limited, of which an affiliate of PPL is a member.

GRANTS OF PLAN-BASED AWARDS DURING 2012

The following table provides information about equity and non-equity awards granted to the named executive officers in 2012.

	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
W. H. Spence	1/26/2012	$656,250	$1,312,500	$2,625,000
	1/26/2012							54,250			$1,529,850
	1/26/2012								387,440	28.20	972,474
	1/26/2012				14,335	57,340	114,680				1,799,329
J. H. Miller	1/26/2012	169,057	338,113	676,226
	1/26/2012							141,520			3,990,864
P. A. Farr	1/26/2012	253,125	506,250	1,012,500
	1/26/2012							35,420			998,844
	1/26/2012								131,010	28.20	328,835
	1/26/2012				4,848	19,390	38,780				608,458
R. J. Grey	1/26/2012	151,158	302,315	604,630
	1/26/2012							18,660			526,212
	1/26/2012								69,010	28.20	173,215
	1/26/2012				2,555	10,220	20,440				320,704
V. A. Staffieri	1/26/2012	304,208	608,415	1,216,830
	1/26/2012							36,790			1,037,478
	1/26/2012								136,050	28.20	341,486
	1/26/2012				5,035	20,140	40,280				631,993
R. D. Gabbard, Jr.	1/26/2012	121,875	243,750	487,500
	1/26/2012							14,930			421,026
	3/05/2012							40,000			1,142,400
	1/26/2012								55,200	28.20	138,552
	1/26/2012				2,043	8,170	16,340				256,375

(1)	These columns show the potential payout range under the 2012 annual cash incentive award program. For additional information, see “CD&A — 2012 Total Direct Compensation — Annual Cash Incentive Awards” beginning on page 34. The cash incentive payout range is from 50% to 200% of target. If the actual performance falls below the 50% level, the payout would be zero for Messrs. Spence, Miller, Farr and Grey. If the actual performance falls below the threshold level, no annual cash incentive awards would be paid to any other executive officer, including Messrs. Staffieri and Gabbard. The actual 2012 payout, together with amounts earned under a two-year special cash incentive award granted in 2011 to Messrs. Spence, Farr and Grey, is found in the Summary Compensation Table on page 52 in the column entitled “Non-Equity Incentive Plan Compensation.” The estimated possible payouts for Mr. Miller reflect his employment with the company in 2012 until his retirement as of April 1, 2012.

(2)	These columns show the potential payout range for the performance units granted in 2012. For additional information, see “CD&A — 2012 Total Direct Compensation — Long-term Incentive Awards (Equity Awards) — Performance Units” beginning on page 42. The payout range for performance unit awards granted in 2012 is from 0% to 200% of target. The performance period is 2012-2014. At the end of the performance period, PPL TSR for the three-year period is compared to the total return of the companies in the Philadelphia Stock Exchange Utility Index. Shares of PPL common stock reflecting the applicable number of performance units, as well as reinvested cash dividend equivalents, will vest and be paid according to the applicable level of achievement of the performance goal.

(3)	This column shows the number of restricted stock units granted on January 26, 2012 to the named executive officers under PPL’s Incentive Compensation Plan based on EPS performance during 2009-2011. In general, restrictions on the awards will lapse on January 26, 2015, three years from the date of grant. In connection with Mr. Miller’s retirement, however, under the terms of the Incentive Compensation Plan, his restricted stock units vested on October 1, 2012, six months after his retirement. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL common stock. Beginning with restricted stock units granted in 2013 under the 2012 Stock Incentive Plan, however, quarterly dividends on PPL common stock will be reflected in equity dividend equivalents on such restricted stock units, which will be treated as reinvested and deferred until the restrictions lapse on the underlying units. In addition, a one-time retention grant of restricted stock under the 2012 Stock Incentive Plan was made to Mr. Gabbard on March 5, 2012 on which the restrictions will lapse on September 25, 2019.

(4)	This column shows the number of stock options granted in 2012 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 26, 2013, which is one year after the grant date.

(5)	This column shows the exercise price for the stock options granted in 2012, which was the closing price of PPL common stock on the NYSE on the grant date.

(6)	This column shows the full grant date fair value, as calculated under ASC Topic 718, of the performance units, restricted stock units and stock options granted to the named executive officers, without taking into account estimated forfeitures. For restricted stock units granted on January 26, 2012, grant date fair value is calculated using the closing price of PPL common stock on the NYSE on the grant date of $28.20. For restricted stock granted on March 5, 2012, grant date fair value is calculated using the closing price of PPL common stock on the NYSE on the grant date of $28.56. For performance units, grant date fair value is calculated using a Monte Carlo pricing model value of $31.38 for the awards granted on January 26, 2012. For stock options, grant date fair value is calculated using the Black-Scholes value of $2.51 for the awards granted on January 26, 2012. For additional information on the valuation assumptions for performance units and stock options, see Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards and unearned and unvested performance units, for each named executive officer as of December 31, 2012. Each stock option grant, as well as each grant of performance units that is unearned and unvested, is shown separately for each named executive officer, and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the stock option, stock award or performance unit award grant date. The market value of the stock awards is based on the closing price of PPL common stock on the NYSE as of December 31, 2012, the last trading day of 2012, which was $28.63. For additional information about the stock option and stock awards, see “CD&A — 2012 Total Direct Compensation — Long-term Incentive Awards (Equity Awards)” beginning on page 39.

Name	Option Awards					Stock Awards
								Equity Incentive Plan Awards: Number of Unearned Shares,	Equity Incentive Plan Awards: Market or Payout Value of Unearned
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Units or Other Rights That Have Not Vested(4) (#)	Shares, Units or Other Rights That Have Not Vested ($)
W. H. Spence	1/25/07	113,720		35.12	1/24/2017
	1/24/08	69,750		47.55	1/23/2018
	1/22/09	109,480		31.93	1/21/2019
	1/21/10	66,966	33,484	31.17	1/20/2020
	1/27/11	57,160	114,320	25.74	1/26/2021
	7/22/11	3,106	6,214	28.01	7/21/2021
	1/26/12		387,440	28.20	1/25/2022
						114,120	3,267,256
	1/27/11							3,870	110,800
	1/26/12							59,549	1,704,897
J. H. Miller	1/27/05	155,800		26.66	1/26/2015
	1/26/06	198,940		30.14	1/25/2016
	1/25/07	255,870		35.12	1/24/2017
	1/24/08	157,920		47.55	1/23/2018
	1/22/09	265,910		31.93	1/21/2019
	1/21/10	243,960		31.17	1/20/2020
	1/27/11	408,620		25.74	1/26/2021
	1/27/11							8,761	250,820
P. A. Farr	1/27/05	33,980		26.66	1/26/2015
	1/26/06	61,890		30.14	1/25/2016
	1/25/07	56,320		35.12	1/24/2017
	1/24/08	46,030		47.55	1/23/2018
	1/22/09	72,990		31.93	1/21/2019
	1/21/10	47,766	23,884	31.17	1/20/2020
	1/27/11	41,373	82,747	25.74	1/26/2021
	1/26/12		131,010	28.20	1/25/2022
						118,500	3,392,655
	1/27/11							2,660	75,153
	1/26/12							20,137	576,525

Name	Option Awards					Stock Awards
								Equity Incentive Plan Awards: Number of Unearned Shares,	Equity Incentive Plan Awards: Market or Payout Value of Unearned
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Units or Other Rights That Have Not Vested(4) (#)	Shares, Units or Other Rights That Have Not Vested ($)
R. J. Grey	1/22/04	63,760		22.59	1/21/2014
	1/27/05	66,100		26.66	1/26/2015
	1/26/06	65,430		30.14	1/25/2016
	1/25/07	56,320		35.12	1/24/2017
	1/24/08	30,180		47.55	1/23/2018
	1/22/09	45,220		31.93	1/21/2019
	1/21/10	27,660	13,830	31.17	1/20/2020
	1/27/11	23,070	46,140	25.74	1/26/2021
	1/26/12		69,010	28.20	1/25/2022
						43,050	1,232,522
	1/26/11							1,483	42,455
	1/26/12							10,614	303,872
V. A. Staffieri	1/27/11		93,687	25.74	1/26/2021
	1/26/12		136,050	28.20	1/25/2022
						36,790	1,053,298
	1/27/11							3,012	86,239
	1/26/12							20,916	598,825
R. D. Gabbard, Jr.	6/05/08	930		51.81	6/04/2018
	8/07/08	1,070		45.00	8/06/2018
	1/22/09	35,030		31.93	1/21/2019
	1/21/10	21,426	10,714	31.17	1/20/2020
	1/27/11	18,476	36,954	25.74	1/26/2021
	1/26/12		55,200	28.20	1/25/2022
						74,200	2,124,346
	1/27/11							1,188	34,011
	1/26/12							8,485	242,920

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the outstanding stock options and the unearned and unvested performance units.

(2)

Under the terms of PPL’s Incentive Compensation Plan, all of Mr. Miller’s unvested outstanding stock options vested as of the first day of his retirement, which was April 1, 2012. All stock options for the other named executive officers under PPL’s Incentive Compensation Plan and the 2012 Stock Incentive Plan vest, or become exercisable, in three equal annual installments over a three-year period beginning on the first anniversary of the grant date. The vesting dates of unvested stock option awards for these named executive officers are:

	Grant Date	2013				2014			2015
Name		1/21	1/26	1/27	7/22	1/26	1/27	7/22	1/26
W. H. Spence	1/21/10	33,484
	1/27/11			57,160			57,160
	7/22/11				3,107			3,107
	1/26/12		129,146			129,147			129,147
P. A. Farr	1/21/10	23,884
	1/27/11			41,373			41,374
	1/26/12		43,670			43,670			43,670
R. J. Grey	1/21/10	13,830
	1/27/11			23,070			23,070
	1/26/12		23,003			23,003			23,004
V. A. Staffieri	1/27/11			46,843			46,844
	1/26/12		45,350			45,350			45,350
R. D. Gabbard, Jr.	1/21/10	10,714
	1/27/11			18,477			18,477
	1/26/12		18,400			18,400			18,400

(3)	As a result of Mr. Miller’s retirement and under the terms of PPL’s Incentive Compensation Plan, the restrictions on his outstanding restricted stock units, namely 58,220 units granted in January 2010 for 2007-2009 performance, 85,540 units granted in January 2011 for 2008-2010 performance and 141,520 units granted in January 2012 for 2009-2011 performance, lapsed on October 1, 2012, six months after his retirement. All restricted stock units for the other named executive officers under PPL’s Incentive Compensation Plan (and the 2012 Stock Incentive Plan) vest on the third anniversary of the grant date. The dates that restrictions lapse for each restricted stock or restricted stock unit award granted to these named executive officers are:

	Grant Date	Vesting Dates
Name		1/21/13	1/27/14	1/26/15	9/25/19	4/27/27
W. H. Spence	1/21/10	23,970
	1/27/11		35,900
	1/26/12			54,250
P. A. Farr	4/22/02					24,600
	1/27/06					15,400
	1/21/10	17,100
	1/27/11		25,980
	1/26/12			35,420
R. J. Grey	1/21/10	9,900
	1/27/11		14,490
	1/26/12			18,660
V. A. Staffieri	1/26/12			36,790
R. D. Gabbard, Jr.	1/21/10	7,670
	1/27/11		11,600
	1/26/12			14,930
	3/05/12				40,000

(4)

The number of performance units granted in 2011 disclosed in the table for each named executive officer represents the threshold amount for the 2011 awards. The threshold amount is used because PPL’s total relative shareowner return was below the 40th percentile as compared to its industry peers for the time period of 2011 through 2012, the first two years of the three-year performance period for the 2011 awards. The number of performance units granted in 2012 disclosed in the table for each named executive officer represents the target amount for 2012 awards. The target amount is used because PPL’s total relative shareowner return was at the 100th percentile as compared to its industry peers for 2012, the first year of the three-year performance period for the 2012 awards. Disclosure rules require amounts reported in the table for each year to be based on the threshold attainment amount, except if performance exceeds the threshold amount, the disclosure is based on the target attainment amount and if performance exceeds the target amount, the disclosure is based on the maximum attainment amount. The number of shares shown in the table for each named executive officer also includes dividends reflected as additional performance units.

These performance units are payable in shares of PPL common stock following the performance period. While the performance period ends on December 31, 2013 for 2011 awards, and December 31, 2014 for 2012 awards, the performance units do not vest until the Compensation, Governance and Nominating Committee, or CGNC, certifies that the level of performance goals have been achieved. The number of performance units that vest at the time of certification may be more or less than the number of awards reflected in this table, depending on whether or not the performance goals have been achieved and the level of achievement. See pages 42-43 of the CD&A for a discussion of the performance goals related to TSR and the attainment levels for each award. With respect to the performance units granted in January 2010, the CGNC met in January of 2013 and determined that the performance goals for such units had not been achieved for the performance period that ended on December 31, 2012, and as a result, such performance units were forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides information for each of the named executive officers with respect to (1) stock option exercises during 2012, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting during 2012 of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
W. H. Spence	—	—	18,670	$513,425
J. H. Miller	—	—	327,380	9,373,814
P. A. Farr	—	—	12,440	342,100
R. J. Grey	—	—	7,710	212,025
V. A. Staffieri	46,843	$163,182	80,940	2,375,589
R. D. Gabbard, Jr.	—	—	5,370	147,675

(1)	Amounts reflect the difference between the exercise price of the stock option and the closing price on the NYSE of PPL common stock underlying the stock option at the time of exercise.
(2)	Amounts reflect the closing price on the NYSE of the shares of PPL common stock underlying the restricted stock units on the day the restrictions lapsed.

PENSION BENEFITS IN 2012

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•

PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,975 active employees as of December 31, 2012. As applicable to Messrs. Spence, Miller, Farr, Grey and Gabbard, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the Average Social Security Wage Base plus

1.7% of final average earnings in excess of the Average Social Security Wage Base multiplied by

the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, “final average earnings” equal the average of the highest 60 months of pay during the last 120 months of credited service. The Average Social Security Wage Base is the average of the taxable Social Security Wage Base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2012, $64,560. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($250,000 for 2012).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2012 was $200,000 per year for a single life annuity payable at an IRS-prescribed retirement age. Benefits subject to federal limits are payable from company funds under the Supplemental Compensation Pension Plan described below unless the employee is eligible for benefits under the Supplemental Executive Retirement Plan described below.

•	Supplemental Compensation Pension Plan. The PPL Supplemental Compensation Pension Plan is a non-qualified plan that applies to executives hired prior to January 1, 2012, including Messrs. Farr and Gabbard, who are vested in the PPL Retirement Plan but not vested in the PPL Supplemental Executive Retirement Plan, or SERP, at the time of termination or retirement. The benefit formula is the same as the PPL Retirement Plan, but it reflects compensation in excess of the IRS-prescribed limit of $250,000 for 2012. The plan benefit is calculated using all PPL affiliated company service, not just service credited under the PPL Retirement Plan. Upon retirement, this plan will only pay out the “excess” benefit above and beyond the PPL Retirement Plan. At such time as Messrs. Farr and Gabbard vest in the SERP, they will no longer be eligible for this plan.

•	PPL Supplemental Executive Retirement Plan. The company offers the SERP to approximately 20 active officers as of December 31, 2012, including Messrs. Spence, Farr, Grey and Gabbard, as well as formerly to Mr. Miller, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of the company’s creditors in the event of bankruptcy. The SERP has been closed to new officers after December 31, 2011.

The SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service. “Earnings” include base salary and annual cash incentive awards.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, no benefit is payable under the SERP if the executive officer has less than 10 years of service unless specifically authorized, such as upon a qualifying termination in connection with a change in control. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by the company. After the completion of 10 years of service, participants are eligible for death benefit protection.

The company does not have a policy for granting additional years of service but has done so under the SERP in individual situations. A grant of additional years of service to any executive officer must be approved by the Compensation, Governance and Nominating Committee, or the CGNC. The CGNC granted Mr. Spence an additional year of service for each year of employment under the SERP as a retention mechanism. Mr. Miller was credited with five years of additional service under the SERP, and pursuant to the terms of a retention agreement, the CGNC also granted Mr. Miller additional service up to a maximum of 30 years if he remained employed by the company until he was 60 years old, which occurred on October 1, 2008. The total SERP benefit cannot increase beyond 30 years of service for any participant. The table below reflects the additional service amounts based on service as of December 31, 2012. Please refer to the table footnotes for additional information related to credited service under the SERP.

Mr. Grey is credited with service under the SERP commencing as of age 30, based on plan provisions in effect prior to January 1, 1998.

•	PPL Subsidiary Retirement Plan. The PPL Subsidiary Retirement Plan, in which Mr. Farr became a participant before he became an officer of the company, is a defined benefit plan that utilizes a hypothetical account balance to determine a monthly retirement annuity when an individual retires (known as a “cash balance plan”). Age 65 is the normal retirement age, but an individual may receive a reduced benefit as early as age 50 if the participant has at least five years of service.

The benefit formula for yearly increases to the hypothetical account balance is an increasing scale, based on age plus years of service. A participant whose age plus years of service is 32 or lower receives the minimum yearly credit of 5% of compensation plus 1.5% of compensation that is in excess of 50% of the Social Security Wage Base for that year. “Compensation” generally means base pay. The amount credited increases as age plus years of service increases, up to a maximum credit, at age plus years of service of 75 or above, of 14% of compensation plus 6% of compensation that is in excess of 50% of the Social Security Wage Base.

A participant has a vested right to a benefit under this plan after three years of service. Benefits are paid as a monthly annuity amount for life, or as a joint and survivor annuity. The amount of the annuity is determined by converting the hypothetical account balance, plus an assumed rate of interest, into a monthly annuity for life or joint lives at the participant’s date of commencement of payment.

•	LG&E and KU Retirement Plan. The LG&E and KU Retirement Plan, or LG&E Retirement Plan, is a funded and tax-qualified defined benefit retirement plan that was closed to new participants on December 31, 2005. As applicable to Mr. Staffieri, the LG&E Retirement Plan provides benefits based on a formula that takes into account the executive’s average monthly earnings and years of service. Benefits for eligible employees are determined as the greater of the following two formulas:

•	The first formula is 1.58% of average monthly earnings plus 0.40% of average monthly earnings in excess of “covered compensation” multiplied by years of credited service (up to a maximum of 30 years).

•	The second formula is 1.68% of average monthly earnings multiplied by years of credited service (up to a maximum of 30 years).

Under the LG&E Retirement Plan, the “average monthly earnings” is the average of the highest five consecutive monthly earnings prior to termination of employment. “Monthly earnings” is defined as total compensation as indicated on Form W-2 including deferrals to a 401(k) plan, but excluding any earnings from the exercise of stock options, limited to the IRS-prescribed limit applicable to tax-qualified plans ($250,000 for 2012), divided by 12.

“Covered compensation” is one-twelfth of the average of the Social Security Wage Base for the 35-year period ending with the year of a participant’s social security retirement age. The Social Security Wage Base for future years is assumed to be equal to the Social Security Wage Base of the current year.

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are calculated on the basis of the life annuity form of pension with a normal retirement age of 65. Early retirement occurs at the earlier of age 55 or 30 years of service. There is no early retirement reduction after attainment of age 62. Prior to age 62, benefits are reduced. Employees vest in the LG&E Retirement Plan after five years of service.

Benefits under the LG&E Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2012 is $200,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	LG&E and KU Supplemental Executive Retirement Plan. Mr. Staffieri is a participant in the LG&E and KU Supplemental Executive Retirement Plan, or LG&E SERP. The LG&E SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the LG&E SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The LG&E SERP formula is equal to 64% of the average monthly compensation less

•	100% of the monthly qualified LG&E Retirement Plan benefit payable at age 65;

•	100% of the primary Social Security Benefit payable at age 65;

•	100% of any matching contribution or the employer contribution for those participants for whom the defined contribution plan is the primary retirement vehicle; and

•	100% of any other employer-provided benefit payable at age 65 as a life annuity from any qualified defined benefit plan or defined contribution plan (provided such qualified defined contribution plan was the employer’s primary vehicle for retirement) sponsored by previous employers.

The net benefit is multiplied by a fraction, not to exceed one, the numerator of which is years of service at date of termination and the denominator is 15.

“Average monthly compensation” is the average compensation for the highest 36 consecutive months preceding termination of employment. “Compensation” is defined as base salary plus short-term incentive pay prior to any deferrals under any qualified or non-qualified deferred compensation plan.

Normal retirement is age 65. Early retirement for a participant who has been credited with at least five years of service and whose age is at least age 50 is the later of separation of service or age 55. There is no early retirement reduction after attainment of age 62.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)(3)	Payments During Last Fiscal Year
W. H. Spence	PPL Retirement Plan	6.5	$ 301,044	—
	SERP	13.0(4)	7,058,205	—
J. H. Miller	PPL Retirement Plan	11.1	643,374	$ 30,319
	SERP	30.0(5)	—	23,522,125
P. A. Farr	PPL Retirement Plan	8.3	345,614	—
	Supplemental Compensation Pension Plan	14.6	2,245,975	—
	PPL Subsidiary Retirement Plan	4.8	46,952	—
	SERP	14.6	3,186,350	—
R. J. Grey	PPL Retirement Plan	17.8	930,350	—
	SERP	30.0(6)	6,790,680	—
V. A. Staffieri	LG&E Retirement Plan	20.75	1,056,583	—
	LG&E SERP	20.75	11,944,678	—
R. D. Gabbard, Jr.	PPL Retirement Plan	4.5	192,010	—
	Supplemental Compensation Pension Plan	4.5	366,471	—
	SERP	4.5	570,528	—

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service that have been granted under the SERP to Messrs. Spence, Miller and Grey.

(2)	The assumptions used in estimating the present values of each named executive officer’s accumulated pension benefit are:

Plan	Assumed Retirement Date(a)	Discount Rate	Post-retirement Mortality Assumption
PPL Retirement Plan	60	4.22%	2013 IRS-prescribed gender specific mortality table with mortality improvements projected 7 years beyond specified date.
Supplemental Compensation Pension Plan	60	4.22%
PPL Subsidiary Retirement Plan	65	4.25%
LG&E Retirement Plan	62	4.26%
LG&E SERP	62	4.16%
PPL SERP	60	3.70%	2012 IRS-prescribed mortality under Section 417(e) of the Internal Revenue Code.

(a)	For the PPL Retirement Plan, PPL Supplemental Compensation Pension Plan, PPL Subsidiary Retirement Plan and PPL SERP, this column reflects the age at which retirement may occur without any reduction in benefits. For the PPL Retirement Plan and the PPL Supplemental Compensation Pension Plan, an employee may retire without any reduction in benefits at age 60 provided that the employee has at least 20 years of service. For the PPL Subsidiary Retirement Plan, an employee may retire without any reduction in benefits at age 65. For the LG&E Retirement Plan and LG&E SERP, the age at which retirement may occur without any reduction in benefits is age 62.

(3)	The present values in the column reflect theoretical figures prescribed by the SEC for disclosure and comparison purposes. The table below reflects the actual benefits payable under the SERP and the LG&E SERP upon the listed events assuming termination of employment occurred as of December 31, 2012.

SERP Payments upon Termination as of December 31, 2012(a)
Name	Retirement	Death	Disability
W. H. Spence(b)	$7,026,740	$3,462,832	$7,026,740
J. H. Miller	—	—	—
P. A. Farr(b)	—	1,659,923	—
R. J. Grey	6,806,136	3,242,918	6,806,136
V. A. Staffieri(c)	13,010,603	8,366,259	9,453,047
R. D. Gabbard, Jr. (b)	—	—	—

(a)	Messrs. Spence, Miller, Farr, Grey and Gabbard have elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. For Mr. Staffieri, the LG&E SERP does not provide for a lump-sum payment, but a lump-sum amount is shown here for comparison purposes. See note (c) below for Mr. Staffieri’s monthly LG&E SERP benefits. Except for Mr. Miller, the amounts shown in this table represent the values that would have become payable based on a December 31, 2012 termination of employment. Actual payment would be made following December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code. For Mr. Miller, the amount shown in the “Pension Benefits in 2012” table reflects the actual lump-sum payment he received under the SERP paid in two payments; the first payment was made on April 1, 2012, while the final payment, including interest, was made on October 1, 2012, six months after he retired.

(b)	Messrs. Spence, Farr and Gabbard are not eligible to retire under the SERP. Mr. Spence, however, is vested under the SERP, while Messrs. Farr and Gabbard are not. If Mr. Spence had left the company on December 31, 2012, voluntarily or as a result of a disability or death, he, or his spouse, would have been vested in a deferred benefit under the PPL Retirement Plan and the SERP. If Mr. Farr had left the company voluntarily on December 31, 2012, he would have been eligible for benefits under the PPL Retirement Plan, the PPL Subsidiary Retirement Plan and the PPL Supplemental Compensation Pension Plan, but not under the SERP. If Mr. Gabbard had left the company voluntarily on December 31, 2012, he would have been eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Compensation Pension Plan, but not under the SERP. Additionally, if Mr. Farr had died on December 31, 2012, his spouse would have been eligible for a SERP benefit in addition to a benefit from the PPL Retirement Plan and PPL Subsidiary Retirement Plan. If Mr. Gabbard had died on December 31, 2012, his spouse would have been eligible for a benefit from the PPL Retirement Plan and PPL Supplemental Compensation Pension Plan.

(c)	If Mr. Staffieri had retired on December 31, 2012 and commenced his LG&E SERP benefit on January 1, 2013, the monthly LG&E SERP benefit payable as a life annuity would have been $67,153. If he had died on December 31, 2012, the monthly LG&E SERP benefit payable to his spouse for her lifetime on January 1, 2013 would have been $43,047. If Mr. Staffieri had become disabled on December 31, 2012, the monthly LG&E SERP disability benefit payable at age 65 as a life annuity (assuming continued accrual) would have been $83,040.

(4)	Includes 6.5 additional years of service provided to Mr. Spence. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Spence as of December 31, 2012 under the SERP of $3,529,103.

(5)	Includes 18.9 additional years of service provided to Mr. Miller. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the lump sum payment under the SERP of $14,666,316.

(6)	Includes 12.2 additional years of service provided to Mr. Grey. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Grey as of December 31, 2012 under the SERP of $2,761,543.

NONQUALIFIED DEFERRED COMPENSATION IN 2012

The PPL Executive Deferred Compensation Plan allows participants to defer all or a portion of their cash compensation in excess of the required minimum payroll taxes. In addition, the company made matching contributions to this plan during 2012 of up to 3% of an executive’s cash compensation (salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified 401(k) deferred savings plan, also known as the Deferred Savings Plan, except for Internal Revenue Service-imposed limitations on those contributions. The PPL Executive Deferred Compensation Plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available to employees under the Deferred Savings Plan at Fidelity Investments. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The company maintains each account as a bookkeeping entry. During 2012, Messrs. Spence, Miller, Farr, Grey and Gabbard notionally invested in one or more of the following Fidelity funds, with the annual return shown for each fund: Columbia Acorn Fund Class Z (17.93%); Fidelity Freedom 2015 Fund Class K (10.81%); Fidelity Freedom 2020 Fund Class K (11.86%); Fidelity Value Fund Class K (21.90%); Fidelity Freedom Income Class K (6.36%); Fidelity Balanced Class K (13.04%); Fidelity Growth Company Fund Class K (18.69%); Invesco VanKampen Comstock Value II Class A Fund (18.90%); Spartan 500 Index — Institutional Class Fund (15.96%); Spartan Total Market Index Fund — Institutional Class (16.34%); Spartan International Index Fund — Institutional Class (18.84%); Templeton Foreign Fund Class Advisor (18.89%); Oppenheimer International Growth Fund (22.10%); JPMorgan Core Bond Fund Class R5 (5.12%), a blended interest rate fund managed by Fidelity (2.10%); and Wells Fargo Government Securities Institutional Class Fund (2.92%).

In general, the named executive officers who participate in this plan cannot withdraw any amounts from their deferred accounts until they either leave or retire from the company. The company’s Corporate Leadership Council, which currently consists of the chief executive officer, chief financial officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant.

Participants may elect distribution in one or more annual installments for a period of up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code.

Mr. Staffieri is a participant in the LG&E and KU Nonqualified Savings Plan. The plan allows participants to defer up to a maximum of 75% of base compensation and annual incentive awards. In addition, the participant receives a matching contribution equal to 70% of the first 6% deferred, provided that the participant is not eligible for matching contributions in the LG&E and KU Savings Plan (a tax-qualified 401(k) plan) at the time the deferred compensation would have otherwise been paid to the participant. The LG&E and KU Nonqualified Savings Plan is unfunded and is not qualified for tax purposes. All benefits under the LG&E and KU Nonqualified Savings Plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer. The amount in the participant’s hypothetical account is credited with interest at an annual rate equal to the Prime Interest Rate reset as of the immediately preceding March 31, June 30, September 30 and December 31. Mr. Staffieri’s rate of return for 2012 was 3.25%.

In general, distributions under the LG&E and KU Nonqualified Savings Plan are made as specified by the named executive officer at the time of completion of the deferral agreement. However, a “hardship distribution” will be approved if there is an unforeseeable emergency, as defined by Section 409A of the Internal Revenue Code, that causes a severe financial hardship to the participant.

Participants may elect a lump-sum payment or annual installment payments for a period of not less than two years and not more than 10 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code.

Name	Name of Plan	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
W. H. Spence	PPL Executive Deferred Compensation Plan	$ 65,254	$57,743	$ 51,019	—	$ 421,175
J. H. Miller	PPL Executive Deferred Compensation Plan	9,931	5,802	77,205	$(456,366)	—
P. A. Farr	PPL Executive Deferred Compensation Plan	392,030	33,423	131,023	—	1,487,855
R. J. Grey	PPL Executive Deferred Compensation Plan	26,943	19,442	88,659	—	617,595
V. A. Staffieri	LG&E and KU Nonqualified Savings Plan	90,049	55,155	24,155	(150,695)	796,103
	LG&E Energy Corp. Nonqualified Savings Plan	—	—	31,652	—	991,143
R. D. Gabbard, Jr.	PPL Executive Deferred Compensation Plan	254,351	14,160	164,531	—	1,352,851

(1)	The following named executive officers deferred salary in 2012 in the amounts indicated: Spence—$31,471; Miller—$9,931; Farr—$185,000; Grey—$13,944; Staffieri—$44,929 and Gabbard—$11,241, which are included in the “Salary” column of the Summary Compensation Table for 2012. In addition, Messrs. Spence, Farr, Grey, Staffieri and Gabbard deferred $33,774, $207,030, $12,999, $45,120, and $243,110, respectively, of their cash incentive awards for 2011 performance paid in 2012, which are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2012, with the exception of Mr. Gabbard, who was not a named executive officer that year.

(2)	Amounts in this column are company matching contributions during 2012 and are included in the Summary Compensation Table for 2012 under the heading “All Other Compensation.”

(3)	Aggregate earnings for 2012 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings.

(4)	Represents the total balance of each named executive officer’s account as of December 31, 2012. Of the totals in this column, the following amounts were reported as compensation to the named executive officer in the Summary Compensation Table for previous years:

Name	Executive Contributions	Registrant Contributions	Total
W. H. Spence	$137,993	$101,825	$239,818
J. H. Miller	137,995	109,234	247,229
P. A. Farr	634,005	68,282	702,287
R. J. Grey	160,560	35,921	196,481
V. A. Staffieri	95,377	60,406	155,783
R. D. Gabbard, Jr.	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE IN CONTROL OF PPL CORPORATION

Change in Control Arrangements

The company has entered into change in control severance agreements with each of Messrs. Spence, Farr, Grey, Staffieri and Gabbard, which provide benefits to these officers upon qualifying terminations of employment (a so-called “double trigger”) in connection with a change in control of the company. The company previously entered into a change in control agreement with Mr. Miller, but the agreement expired as of his retirement on April 1, 2012. Mr. Staffieri had an employment and severance agreement with LG&E and KU Energy LLC for most of 2012, which is no longer in effect and is separately described in “Employment and Severance Agreement for Mr. Staffieri” beginning on page 73.

The change in control agreements with respect to Messrs. Spence, Farr, Grey and Gabbard are of the older form of agreement. Mr. Staffieri’s agreement follows the new form of agreement and is described separately below. The change in control agreements for Messrs. Spence, Farr, Grey and Gabbard define “Change in Control” as the occurrence of any of the following five specific events:

•	a change in the majority of the members of our Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of the company’s common stock;

•	a merger occurs that results in less than 60% control of the company or the surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of the company; or

•	the Board of Directors declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan or welfare plan, would constitute “good reason.” The benefits provided under these agreements replace any other severance benefits that the company or any prior severance or change in control agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the Board of Directors.

Each of the change in control agreements with respect to Messrs. Spence, Farr, Grey and Gabbard continues in effect until December 31, 2013, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs during the agreements’ respective terms, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the named executive officer’s employment is terminated for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months;

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	vesting of all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level, except for performance units;

•	vesting of all performance units outstanding calculated on a pro rata basis of months of completed service, assuming achievement at the maximum (200% of target), but offset by the value of performance units required to be paid pro rata at target upon a change in control in accordance with the performance unit agreement as discussed below;

•	outplacement services for up to three years;

•	a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

The Committee approved a new form of change in control agreement to be used for those officers entering into such agreements after December 31, 2011, including Mr. Staffieri. The new form differs from the prior form in the following areas:

•	provides that the term expires no earlier than 24 months after a change in control occurs;

•	eliminates excise tax gross-ups;

•	eliminates accrual of additional pension service and benefit credits;

•	eliminates payment upon a “potential” change in control;

•	shortens the notice period from 15 months to six months’ advance notice to terminate an agreement;

•	eliminates welfare benefit continuation; the company would pay a lump-sum payment equivalent to the cost of COBRA coverage that would be incurred for the 24-month period following termination of employment; and

•	limits outplacement services to $50,000.

Mr. Staffieri’s change in control agreement continues in effect until December 31, 2013 and is generally automatically extended for additional one-year periods. If a change in control occurs during the agreement’s term, the agreement will expire no earlier than 24 months after the month in which the change in control occurs. His agreement provides that he will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates his employment for any reason other than death, disability, retirement or “cause,” or Mr. Staffieri terminates employment for “good reason.”

Pursuant to Mr. Staffieri’s agreement, a “change in control” is defined to include:

•	a change in a majority of the members of our Board of Directors occurs through contested elections;

•	an investor group acquires 30% or more of the company’s common stock;

•	a merger occurs that results in less than 70% control of the company or the surviving entity by the current shareowners; or

•	the sale or other disposition of substantially all the company’s assets.

Mr. Staffieri’s change in control agreement benefits include:

•	a lump-sum payment equal to three times the sum of (1) Mr. Staffieri’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment equal to the aggregate amount of COBRA premiums otherwise payable for the 24-month period following termination (assuming COBRA would have been available for the 24 months at the rate in effect at date of termination);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	vesting of all contingent cash-based incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming achievement at the actual level of performance as of the date of change in control;

•	outplacement services until December 31 of the second calendar year after termination but limited to fees of $50,000; and

•	post-retirement health care and life insurance benefits if eligibility would have occurred within the 24-month period following termination.

See the table on page 77 for the estimated value of benefits to be paid if a named executive officer (other than Mr. Miller, who retired in 2012) were terminated on December 31, 2012, after a change in control of PPL for qualifying reasons.

In addition to the benefits that the change in control agreements provide, the following events would occur in the event of a change in control under the company’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted under the PPL Incentive Compensation Plan, and the restriction period lapses on qualifying termination of employment under the 2012 Stock Incentive Plan (excluding restricted stock granted under our retention agreements);

•	the performance period applicable to any outstanding performance unit awards will be deemed to conclude prior to the change in control, and a pro rata portion of all unvested units will become immediately vested as though there had been achievement of goals satisfying the target award;

•	all restrictions on the exercise of any outstanding stock options lapse under the PPL Incentive Compensation Plan, and the restriction period lapses on qualifying termination of employment under the 2012 Stock Incentive Plan;

•	upon a qualifying termination, all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The value of the SERP enhancements is included under the “Termination Following a Change in Control” column of the table provided below at page 77.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the Executive Deferred Compensation Plan, change in control agreements and the Directors Deferred Compensation Plan if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for the company to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to the company if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	the company enters into an agreement that would result in a change in control;

•	the company or any investor announces an intention to enter into a change in control;

•	the Board of Directors declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of the company’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency or bankruptcy.

Retention Agreements

PPL has entered into retention agreements with Messrs. Farr and Gabbard pursuant to which each of them received 40,000 shares of restricted PPL common stock. The restriction period will lapse on April 27, 2027 for Mr. Farr and September 25, 2019 for Mr. Gabbard.

•	In the event of death or disability, the restriction period on a prorated portion of the shares covered by the retention agreements will lapse immediately.

•	In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.”

•	In the event Mr. Farr is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to April 27, 2027, all shares of his restricted stock will be forfeited.

•	In the event Mr. Gabbard is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to September 25, 2019, all shares of his restricted stock will be forfeited.

PPL had previously entered into a retention agreement with Mr. Staffieri pursuant to which he was granted 80,940 restricted stock units. In addition to encouraging Mr. Staffieri to remain with the company, the award of the restricted stock units was also intended to compensate Mr. Staffieri for, among other things, the loss of a number of fringe benefits and perquisites previously provided by LKE. The restriction period with respect to these restricted stock units lapsed on December 1, 2012, and the company issued shares of PPL common stock for the restricted stock units. Mr. Staffieri delivered to the company a release of liability agreement in connection with specified agreements between Mr. Staffieri and LKE regarding his employment.

Mr. Miller’s former retention agreement also included a grant of additional years of service under the SERP, as described above in “— Pension Benefits in 2012 — PPL Supplemental Executive Retirement Plan.”

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of those benefits and their components vary depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the change in control and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The following table sets forth the company’s estimates of the probable value of benefits that would have been payable to the named executive officers other than Mr. Miller assuming a termination of employment as of December 30, 2012, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amount provided to a named executive officer that is generally available to all salaried employees. Also, the following table does not repeat information disclosed in the “Pension Benefits in 2012” table, the “Nonqualified Deferred Compensation in 2012” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal Year-End 2012” table. If a named executive officer did not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer had the ability to elect retirement and thereby avoid forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by the company, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A — Other Compensation Matters — Special Compensation — Severance Benefits” for a discussion of the company’s practice as to severance benefits. PPL has in the past entered into agreements with particular executives, typically in connection with a mid-career hire and as part of our offer of employment, in which we have agreed to provide a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than “cause.” Severance benefits payable under these arrangements were conditioned on the executive agreeing to release the company from any liability arising from the employment relationship.

Specifically, at the time of Mr. Spence’s hiring, the company agreed to provide him up to two years of salary should he be terminated after one year of employment. The company also agreed at the time of hiring Mr. Gabbard to provide up to one year of salary should he be terminated after one year of employment. In addition, during the severance payment period, the company would continue active employee health, dental and basic life insurance benefits for all of these individuals.

In July 2012, the Compensation, Governance and Nominating Committee, or CGNC, approved the new PPL Corporation Executive Severance Plan. The plan provides for severance benefits for executives in the event of a termination of employment that is not for cause. “Cause” is defined as misconduct materially injurious to the company, insubordination, fraud or breach of confidentiality against the company, or egregious violation of company policy. Pursuant to this new plan, each of the named executive officers except Mr. Miller is eligible for two years of base salary, a lump sum amount for 24 months of health plan continuation (COBRA) and outplacement services for the lesser of two years or $50,000 in fees. Benefits are conditioned on a release of liability from the named executive officer.

As discussed above in “Change in Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL has entered into agreements with each of Messrs. Spence, Farr, Grey and Gabbard that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control. The benefits provided under these agreements replace any other severance benefits provided to the named executive officers by PPL Corporation, including any benefit under the Executive Severance Plan or any prior severance or change in control agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits,” and the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable” for Messrs. Spence, Farr, Grey and Gabbard. The value of additional pension benefits provided under the change in control agreements is discussed above in “Change in Control Arrangements” and is included as “SERP” in the table below.

Employment and Severance Agreement for Mr. Staffieri. As of December 1, 2012, Mr. Staffieri’s employment and severance agreement entered into in connection with PPL’s acquisition of E.ON U.S. LLC, now referred to as LKE, is no longer in effect. In exchange for 80,940 shares of PPL common stock under the terms of his retention agreement, described above, Mr. Staffieri delivered a release of liability to the company. LKE has continued to provide Mr. Staffieri with $2 million in life insurance protection, along with participation in the employee benefit plans offered by LKE to its senior executives.

SERP and PPL Executive Deferred Compensation Plan. See “Pension Benefits in 2012” above for a discussion of the SERP and “Change in Control Arrangements” for a discussion of enhanced benefits that are triggered if Messrs. Spence, Farr, Grey or Gabbard are terminated in connection with a change in control of PPL. The table below only includes as “SERP” in the table enhancements to benefits disclosed in the “Pension Benefits in 2012” table available as a result of the particular circumstances of termination of employment.

Account balances under the PPL Executive Deferred Compensation Plan and the LG&E and KU Nonqualified Savings Plan become payable as of termination of employment for any reason, or as of the time previously elected. Current balances are included in the “Nonqualified Deferred Compensation in 2012” table on page 67 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Payments occur at the regularly scheduled time as paid to other executive officers. Only Messrs. Spence, Grey and Staffieri are currently eligible to retire. Mr. Miller was eligible and retired on April 1, 2012.

In the event any of the named executive officers other than Mr. Miller were to die or terminate employment due to a disability, the CGNC has the authority to consider an award. If Messrs. Farr or Gabbard were to leave voluntarily, such named executive officer would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control of PPL Corporation, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the change in control agreements entered into with the named executive officers. Also in the case of a change in control, if a termination under these change in control agreements occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumption that performance goals were attained at target.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse.

For those named executive officers who have retention agreements, the restrictions on the retention shares or units lapse if the executive’s employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The appropriate column of the following table includes the value of these shares or units, as of December 31, 2012 (based on a closing price of PPL common stock on the NYSE of $28.63), of accelerated restricted stock units for each termination event.

Performance units remain outstanding through the conclusion of the performance period and are eligible for pro rata vesting upon retirement, disability or death, for the time worked during the period. Upon completion of the performance period, a pro rata portion of the performance units, reinvested cash dividend equivalent amounts and any dividends on shares of common stock in the form of stock become payable. Performance units are forfeited in the event of voluntary termination. In all events, we have included the pro rata value based on the assumption of performance achievement at target.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment, become exercisable upon retirement. Stock options granted within 12 months prior to termination of employment are forfeited under the Incentive Compensation Plan, or ICP. Stock options granted within 12 months prior to termination under the 2012 Stock Incentive Plan, or 2012 SIP, would not be forfeited in the event of retirement. As a result, the stock options granted to Mr. Spence under the 2012 SIP would not be forfeited in the event of his retirement.

In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant).

Options that are not yet exercisable are forfeited in the event of voluntary termination. In the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable.

In the event of a change in control, all options, including those granted under the ICP within the preceding 12 months, become exercisable upon the closing of the transaction that results in the change in control. The stock options granted under the 2012 SIP require a qualifying termination of the executive officer before the stock options would become exercisable after a change in control occurs.

The term of all PPL stock options is 10 years. Upon the below stated events of termination, the executive may exercise options as follows.

•	In the event of retirement, (1) for options granted under the 2012 SIP, the executive has the earlier of five years from retirement or the remaining term to exercise the options and (2) for options granted under the ICP, the executive has the remaining term to exercise the options.

•	In the event of termination of employment as a result of death or disability, the term for options granted under the ICP and 2012 SIP is reduced to 36 months, unless the remaining term is shorter.

•	In the event of a qualifying termination of employment in connection with a change in control, the term for options granted under the ICP and 2012 SIP is reduced to 36 months for all outstanding options. Effective for grants of options made in 2010 and after, the exercise periods in the event of a change in control were extended to the full term.

•	In the event of voluntary termination of employment for reasons other than noted above, all named executive officers except for Mr. Miller have a maximum of 60 days to exercise options granted under the ICP and the 2012 SIP that are exercisable but that have not yet been exercised before they are forfeited.

Assumptions for the table below:

•	For named executive officers eligible to retire (Messrs. Spence, Grey and Staffieri), we have assumed the executive retires in the case of involuntary termination.

•	In the event of death or disability, if a named executive officer were eligible to retire as of the event date, we have assumed the named executive officer elected to retire. For all named executive officers included in the table, we have assumed disability or death as of December 31, 2012.

The following table includes the value (based on the closing price of PPL common stock on the NYSE of $28.63 on December 31, 2012) of options that are not yet exercisable and “in-the-money,” assuming the options were exercised as of December 31, 2012 for each termination event. Footnote 7 following the table identifies such options as well as those that have no value as of December 30, 2012 that may be exercised in the future. For the table below, options already exercisable as of the termination event are excluded.

Retirement Benefits for Mr. Miller. Because Mr. Miller retired effective April 1, 2012, he is not included in the table below, which assumes a termination or change in control as of December 31, 2012. The benefits for which he became eligible as of his retirement date are discussed below.

Mr. Miller elected to receive his SERP benefit in the form of a lump-sum payment. The company paid Mr. Miller’s SERP benefits in two installments in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. He received the first payment of $425,335 as of April 1, 2012, the day he retired. He received the second payment of $23,096,790 as of October 1, 2012, six months after his retirement date, which includes interest of $242,258 as determined by the interest rate applicable to the Blended Interest Rate Fund of the PPL Deferred Savings Plan for the period from April 1, 2012 to October 1, 2012.

As of his retirement, Mr. Miller held a total of 285,280 unvested restricted stock units. Restrictions lapsed on all 285,280 units on October 1, 2012, six months following his retirement, at which time their value was $8,216,064 based on the closing price of PPL common stock on the NYSE on that date of $28.80 per share. At its January 2013 meeting, the CGNC granted an additional 24,170 restricted stock units to Mr. Miller, a pro rata award for the 2012 performance period. Restrictions will lapse on these units on July 24, 2013, six months following the grant. The value of these units would have been $691,987 on December 31, 2012 based on the closing price of PPL common stock on the NYSE on that date of $28.63.

As of his retirement, Mr. Miller had two outstanding performance unit awards from 2010 and 2011, for which the performance cycles had not been completed. For the 2010 award, Mr. Miller had 29,579 performance units, of which a pro rata 22,180 units remained outstanding until the performance cycle ended December 31, 2012 and 7,399 units were forfeited upon his retirement. It was determined at the January 2013 CGNC meeting, however, that there would be no payout of the 2010 performance unit award. For the 2011 grant, Mr. Miller had 35,043 performance units, of which a pro rata 14,600 pro rata units will remain outstanding until the end of the performance cycle on December 31, 2013 and 20,443 units were forfeited upon his retirement. At the January 2014 CGNC meeting, it will be determined whether there will be a payout with respect to the 2011 grants of performance units. No performance unit awards were granted to Mr. Miller in 2012.

As of his retirement, Mr. Miller had a total of 1,333,286 exercisable stock options. An additional 353,734 options (granted in 2010 and 2011) became exercisable as of his retirement.

Named Executive Officer	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause(8)		Change in Control	Termination Following a Change in Control
W. H. Spence
Severance payable in cash(1)	—	—	—	$2,100,000		—	$11,019,717
Other separation benefits(2)	—	—	—	90,765		—	160,655
Tax gross-up amount payable(3)	—	—	—	—		—	8,686,974
SERP(4)	—	—	—	—		—	6,430,000
Performance-contingent restricted stock units(5)	$3,267,256	$3,267,256	$3,267,256	$3,267,256	(9)	$3,267,256	3,267,256
Performance units(6)	1,212,481	1,212,481	1,212,481	1,212,481	(9)	1,212,481	2,424,961
Stock options(7)	500,837	—	—	334,237	(9)	500,837	500,837

P. A. Farr
Severance payable in cash(1)	—	—	—	1,350,000		—	4,342,316
Other separation benefits(2)	—	—	—	83,862		—	146,685
Tax gross-up amount payable(3)	—	—	—	—		—	4,400,857
SERP(4)	—	—	—	—		—	3,560,000
Performance-contingent restricted stock units, restricted stock(5)	—	2,737,288	2,737,288	489,833	(9)	3,392,655	3,392,655
Performance units(6)	—	643,889	643,889	—	(9)	643,889	1,287,777
Stock options(7)	—	—	—	—	(9)	295,473	295,473

R. J. Grey
Severance payable in cash(1)	—	—	—	930,200		—	3,446,241
Other separation benefits(2)	—	—	—	72,621		—	141,675
Tax gross-up amount payable(3)	—	—	—	—		—	—
SERP(4)	—	—	—	—		—	—
Performance-contingent restricted stock units(5)	1,232,522	1,232,522	1,232,522	1,232,522		1,232,522	1,232,522
Performance units(6)	358,448	358,448	358,448	358,448		358,448	716,895
Stock options(7)	133,345	—	—	133,345		163,019	163,019

V. A. Staffieri
Severance payable in cash(1)	—	—	—	1,622,440		—	1,622,440
Other separation benefits(2)	—	—	—	81,319		—	81,319
Tax gross-up amount payable(3)	—	—	—	—		—	—
SERP(4)	—	—	—	—		—	—
Performance-contingent restricted stock units(5)	1,053,298	1,053,298	1,053,298	1,053,298		1,053,298	1,053,298
Performance units(6)	429,450	429,450	429,450	429,450		429,450	429,450
Stock options(7)	270,755	—	—	270,755		329,257	329,257

R. D. Gabbard, Jr.
Severance payable in cash(1)	—	—	—	750,000		—	2,223,000
Other separation benefits(2)	—	—	—	89,973		—	151,031
Tax gross-up amount payable(3)	—	—	—	—		—	2,167,314
SERP(4)	—	—	—	—		—	1,060,000
Performance-contingent restricted stock units, restricted stock(5)	—	1,104,039	1,104,039	—	(9)	2,124,346	2,124,346
Performance units(6)	—	283,437	283,437	—	(9)	283,437	566,874
Stock options(7)	—	—	—	—	(9)	130,533	130,533

(1)	For purposes of this table, we have assumed the named executive officers are eligible for benefits under their respective change in control agreements.

In July 2012, PPL implemented the new Executive Severance Plan under which the named executive officers included in the table are eligible for a payment of severance benefits in the event of an involuntary termination not for cause, if they are not eligible to receive severance payments under another plan or any agreement. Each of the named executive officers is eligible to receive a cash severance payment equal to two years base salary and additional benefits described in Note 2 below.

In the event of termination of employment in connection with a change in control of PPL Corporation, Messrs. Spence, Farr, Grey and Gabbard are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than “cause” or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

Amounts shown as “Severance payable in cash” under the “Termination Following a Change in Control” column for Messrs. Spence, Farr, Grey and Gabbard are three times their annual salary as of the termination date plus three times the highest annual cash incentive payment made in the last three years as provided under their agreements.

Mr. Staffieri is also currently entitled to specified change in control benefits, see “Change in Control Arrangements,” but because his agreement was not effective until January 1, 2013, those amounts are not reflected in this table. If Mr. Staffieri had been terminated as of January 1, 2013 in connection with a change in control of PPL Corporation, he would have been eligible for severance payable in cash in the amount of $4,733,061 and other separation benefits with an estimated present value of $81,319.

(2)	Under the new Executive Severance Plan, Messrs. Spence, Farr, Grey, Staffieri and Gabbard are eligible for specified benefits if terminated due to a qualifying termination as defined in the plan. In addition to the lump sum severance payment described in Note 1 above, these officers are eligible to receive a lump sum payment equivalent to 24 months of COBRA premiums and outplacement assistance not to exceed $50,000 in fees.

Under the terms of the change in control agreements of each named executive officer included in the table, the executive is eligible for continued medical and dental benefits, life insurance premiums, disability coverage and outplacement services.

The amounts shown as “Other separation benefits” are the estimated present values of each of these benefits in the respective column.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the change in control agreements for Messrs. Spence, Farr, Grey and Gabbard provide that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up do not extend to normal income taxes due on any separation payments.) The amounts shown as “Tax gross-up amount payable” include the company’s estimate of the excise tax and gross-up payments that would be made under the terms of their respective change in control agreement if each named executive officer had been terminated on December 31, 2012. In connection with a change in control on that date, Mr. Staffieri’s change in control agreement does not provide for excise tax payments or gross-ups.

(4)	Amounts shown as “SERP” under the “Change in Control Termination” column include the values of the incremental benefits payable under the terms of the change in control agreements. Each of Messrs. Spence, Farr, Grey and Gabbard was eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service. As Mr. Grey has already earned the maximum of 30 years of SERP service, however, his SERP benefits would not increase upon a change in control. Mr. Staffieri is not eligible for enhanced SERP benefits upon termination for any reason.

(5)	Total outstanding performance-contingent restricted stock unit and restricted stock awards are included in the “Outstanding Equity Awards at Fiscal Year-end 2012” table above. The amounts included in this table reflect the value of the performance-contingent restricted stock units and restricted stock that would become immediately vested as a result of each event as of December 31, 2012. The table set forth below this note shows the number of units accelerated and payable as well as the number forfeited upon the occurrence of each event. The gross value in the above table would be reduced by the amount of taxes required to be withheld, and the net shares would be distributed. For purposes of the table below, the total number of shares is provided without regard for the tax impact.

Restricted Stock and Restricted Stock Units

(#)

Named Executive Officer	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause	Change in Control	Termination Following a Change in Control
W. H. Spence
Accelerated	114,120	114,120	114,120	114,120	114,120	114,120
Forfeited	—	—	—	—	—	—

P. A. Farr
Accelerated	—	95,609	95,609	17,109	118,500	118,500
Forfeited	118,500	22,891	22,891	101,391	—	—

R. J. Grey
Accelerated	43,050	43,050	43,050	43,050	43,050	43,050
Forfeited	—	—	—	—	—	—

V. A. Staffieri
Accelerated	36,790	36,790	36,790	36,790	36,790	36,790
Forfeited	—	—	—	—	—	—

R. D. Gabbard, Jr.
Accelerated	—	38,562	38,562	—	74,200	74,200
Forfeited	74,200	35,638	35,638	74,200	—	—

(6)	The table includes the value of the performance units that would become payable as a result of each event as of December 31, 2012 assuming target performance was achieved. In the case of “Termination Following a Change in Control,” this value is composed of units that become payable upon a change in control of PPL Corporation plus an amount payable under the change in control agreements to provide payment for the maximum payout value less the value of the units that become payable at target performance. The table set forth below this note presents the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited. The gross value in the table would be reduced by the amount of taxes required to be withheld, and the net shares would be distributed. For purposes of the following table, the total number of shares is provided without regard to the tax impact.

Performance Units

(#)

Named Executive Officer	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause	Change in Control	Termination Following a Change in Control
W. H. Spence
Accelerated	—	—	—	—	42,350	42,350
Forfeited	44,863	44,863	44,863	44,863	44,863	44,863
Available after performance period completed	42,350	42,350	42,350	42,350	—	—

P. A. Farr
Accelerated	—	—	—	—	22,490	22,490
Forfeited	39,463	16,973	16,973	39,463	16,973	16,973
Available after performance period completed	—	22,490	22,490	—	—	—

R. J. Grey
Accelerated	—	—	—	—	12,520	12,520
Forfeited	9,053	9,053	9,053	9,053	9,053	9,053
Available after performance period completed	12,520	12,520	12,520	12,520	—	—

V. A. Staffieri
Accelerated	—	—	—	—	15,000	15,000
Forfeited	17,965	17,965	17,965	17,965	17,965	17,965
Available after performance period completed	15,000	15,000	15,000	15,000	—	—

R. D. Gabbard, Jr.
Accelerated	—	—	—	—	9,900	9,900
Forfeited	17,137	7,237	7,237	17,137	7,237	7,237
Available after performance period completed	—	9,900	9,900	—	—	—

(7)	Outstanding stock options are included in the “Outstanding Equity Awards at Fiscal-Year End 2012” table. The table above includes the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2012. In the event of voluntary termination and involuntary termination for reasons other than cause, Mr. Spence would forfeit his 2012 stock option grant made under the 2012 Stock Incentive Plan. Therefore, the value displayed under the retirement or voluntary termination column is representative for retirement conditions only. Options already exercisable as of December 31, 2012 are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the event of death or disability, and the number forfeited. For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2012, and valued based on the difference between a closing price of PPL common stock of $28.63 on that date and the option exercise price. In the event of death or disability, unexercisable options become exercisable in the future. The gross value in the table would be reduced by the amount of taxes required to be withheld, and the net shares would be distributed. For the purposes of the following table, the total number of shares is provided without regard to the tax impact.

Stock Options Not Yet Exercisable

(#)

Named Executive Officer	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause	Change in Control	Termination Following a Change in Control
W. H. Spence
Accelerated	541,458	—	—	154,018	541,458	541,458
Forfeited	—	—	—	387,440	—	—

P. A. Farr
Accelerated	—	—	—	—	237,641	237,641
Forfeited	237,641	—	—	237,641	—	—

R. J. Grey
Accelerated	59,970	—	—	59,970	128,980	128,980
Forfeited	69,010	—	—	69,010	—	—

V. A. Staffieri
Accelerated	93,687	—	—	93,687	229,737	229,737
Forfeited	136,050	—	—	136,050	—	—

R. D. Gabbard, Jr.
Accelerated	—	—	—	—	102,868	102,868
Forfeited	102,868	—	—	102,868	—	—

(8)	In addition to any amounts provided in this column, in the event of involuntary termination for reasons other than for cause, any severance payable in cash and/or other separation benefits would be determined as of the date of termination on a case-by-case basis and would require the approval of the CGNC.

(9)	In the event of involuntary termination for reasons other than for cause, Messrs. Farr and Gabbard would forfeit all outstanding restricted stock units, performance units and stock options because they are not eligible to retire. Any exceptions to the automatic forfeitures would require the approval of the CGNC. In the event of death or disability, Messrs. Farr and Gabbard would be eligible to receive prorated retention shares of restricted stock pursuant to their respective Retention Agreements. In the event of involuntary termination for reasons other than for cause, Mr. Farr would be eligible to receive prorated retention shares of restricted stock pursuant to his Retention Agreement and Mr. Gabbard would forfeit his retention shares of restricted stock pursuant to the 2012 Stock Incentive Plan.

PROPOSAL 2: APPROVAL OF AMENDMENT TO PPL CORPORATION’S ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTE STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

The Board of Directors recommends that shareowners approve an amendment to PPL Corporation’s Amended and Restated Articles of Incorporation, or the Articles, to implement a majority voting standard for the election of directors in uncontested elections.

Under Pennsylvania law, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. PPL Corporation’s Articles do not specify the voting standard required in director elections, so PPL Corporation directors are currently elected by a plurality vote. Under plurality voting, only “for” votes are counted, while any “withheld” votes or abstentions are disregarded, such that, in an uncontested election (i.e., an election where the only nominees are those proposed by the board), the directors who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be elected.

In 2010, the Board of Directors amended PPL Corporation’s Guidelines for Corporate Governance to include a director resignation policy that incorporates a form of majority voting for uncontested director elections that is sometimes referred to as a “plurality plus” standard. Under this “plurality plus” standard, the election of directors is still governed by a plurality standard as discussed above. If a director nominee in an uncontested election were to receive a greater number of “withhold” votes as to his or her election than votes “for” his or her election, that director nominee would be required to offer his or her resignation to the Board. Pursuant to this policy, the Compensation, Governance and Nominating Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept the director’s resignation. Within 90 days following the final vote tabulation, the independent members of the Board would make a final determination as to whether to accept the director’s resignation. The policy requires that the Board’s explanation of its decision be promptly disclosed in a Form 8-K report filed with the SEC.

When it adopted this director resignation policy, the Board recognized that the majority vote standard was an evolving concept. The Board has continued to monitor best practices in this area and is aware that many public companies have amended their charter or bylaws to provide for a majority voting standard rather than a plurality or “plurality plus” standard. After careful consideration of corporate governance trends and the level of support by the company’s shareowners at the 2012 annual meeting of a shareowner proposal requesting that the Board initiate a process to amend the company’s Articles to provide for majority voting in uncontested elections, the Board believes it is in the best interests of PPL Corporation and its shareowners at this time to amend PPL Corporation’s Articles to provide for majority voting in uncontested director elections.

Under a majority voting standard in uncontested director elections, each share is entitled to be voted “for” or “against” the election of each nominee. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareowners will also be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will continue to be elected by a plurality of the votes cast.

Under Pennsylvania law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director resigns, the number of authorized directors is reduced to eliminate the director’s seat on the board, his or her position is filled by a subsequent shareowner vote, or the director is removed by the shareowners. If the amendment to the Articles is approved by PPL Corporation’s shareowners, the Board will retain the existing director resignation policy set forth in its Guidelines for Corporate Governance to address the continuation in office of a “holdover” director, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board pursuant to the process described above.

PPL Corporation’s shareowners must approve an amendment to the Articles of Incorporation in order to change the voting standard in director elections. The proposed amendment will add a new Article VIII to PPL Corporation’s Articles stating as follows:

ARTICLE VIII.

Directors shall be elected as follows:

SECTION 1. Uncontested Elections. In an election of directors that is not a contested election:

(a)	each share of a class or group of classes entitled to vote in an election of Directors shall be entitled to vote for or against each candidate for election by the class or group of classes; and

(b)	to be elected, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate.

SECTION 2. Contested Elections. In a contested election of directors, the candidates receiving the highest number of votes from each class or group of classes entitled to elect directors separately, up to the number of directors to be elected by the class or group of classes, shall be elected.

SECTION 3. Definition. For purposes of this Article VIII, a “contested election” is an election of directors in which there are more candidates for election by the class or group of classes than the number of directors to be elected by the class or group of classes and one or more of the candidates has been properly proposed by the shareholders. The determination of the number of candidates for purposes of this subsection shall be made as of:

(a)	the expiration of the time fixed by these Amended and Restated Articles of Incorporation or the bylaws for advance notice by a shareholder of an intention to nominate directors; or

(b)	absent such a provision, at a time publicly announced by the Board of Directors which is not more than 14 days before notice is given of the meeting at which the election is to occur.

If approved by PPL Corporation’s shareowners, the company will file amended and restated articles of incorporation with the Department of State of the Commonwealth of Pennsylvania. PPL Corporation will make such a filing promptly after the annual meeting. The new majority voting standard will then be applicable to an uncontested election of directors at PPL Corporation’s 2014 annual meeting of shareowners.

The affirmative vote of a majority of the votes cast, in person or by proxy, by all shareowners voting as a single class is required to approve this amendment.

The Board of Directors recommends

that you vote FOR Proposal 2.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2012 and 2011

For the fiscal years ended December 31, 2012 and 2011, Ernst & Young LLP, or E&Y, served as our principal independent registered public accounting firm, or “principal independent auditor.” The following table presents fees billed, including expenses, by E&Y for the fiscal years ended December 31, 2012 and 2011, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2012	2011
	(In thousands)
Audit fees(a)	$8,874	$8,253
Audit-related fees(b)	218	1,273
Tax fees(c)	958	1,462
All other fees(d)	13	107

(a)	Includes estimated fees for audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC.

(b)	Includes review of internal controls and performance of specific agreed-upon procedures in 2012 and 2011, and due diligence work and consultation on a transmission and distribution study in 2011.

(c)	Includes fees for tax advice in connection with the April 1, 2011 acquisition of Central Networks East plc and Central Networks Limited from subsidiaries of E.ON AG, now known as Western Power Distribution (East Midlands) plc and Western Power Distribution (West Midlands) plc, respectively, and the November 1, 2010 acquisition of E.ON U.S. LLC, now known as LG&E and KU Energy LLC, or LKE. Also includes tax advice in connection with a tax basis and earnings and profit study, a private letter ruling related to the sale of the company’s interest in Safe Harbor Water Power Corporation, the funding of the Western Power Utilities Pension Scheme, a transmission and distribution study, the acquisition of the company’s Ironwood facility, consultation and analysis related to investment tax credits and related capital expenditures on certain hydroelectric plant upgrades and consultation on various other tax matters.

(d)	Fees relating to LKE integration activities and access to an E&Y online accounting research tool.

The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the principal independent auditor. These procedures are designed to ensure the continued independence of the principal independent auditor. In particular, the use of our company’s principal independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has pre-approved specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorized levels are reviewed and pre-approved by the Chair of the Audit Committee, who serves as the Committee designee to review and pre-approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is then reviewed with the full Audit Committee no later than its next meeting.

The Audit Committee pre-approved 100% of the 2012 and 2011 services provided by E&Y.

* * * * * *

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of E&Y. If the shareowners do not ratify the selection of E&Y, the selection of the principal independent auditor will be reconsidered by the Audit Committee.

The Board of Directors

recommends that shareowners vote FOR Proposal 3

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is asking you to vote, in an advisory manner, to approve the 2012 compensation of our named executive officers as described in this proxy statement on pages 28-67. The company currently intends to hold such votes on an annual basis. Accordingly, the next such vote will be held at the company’s 2014 Annual Meeting of Shareowners.

Our compensation program reflects the company’s ongoing commitment to a pay-for-performance philosophy, under which executive compensation is aligned with the interests of shareowner and is linked to short- and long-term company performance. Our primary compensation metrics are earnings per share from ongoing operations, or EPS, and relative total shareholder return, or TSR, results that are important to shareowners. At least 70% of each named executive officer’s compensation is made up of incentive components that focus on earnings per share, stock price appreciation and growth in our dividend.

In considering your vote, shareowners may wish to review with care the information on PPL’s compensation policies and decisions regarding the named executive officers presented in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” beginning on page 28, as well as the discussion regarding “Compensation Processes and Procedures” beginning on page 16.

The company achieved strong results in 2012 due to PPL’s more regulated business mix. Earnings from the company’s regulated business operations surpassed expectations and helped to offset lower results from the competitive-market operations. As a result, the company exceeded its earnings forecast for the year. The Board continued to consider the alignment of our compensation program and practices with best pay practices, resulting in a number of changes to our compensation polices to further ensure that our programs serve to drive shareowner value by aligning the interests of our executive officers with those of our shareowners and contribute to the long-term success and stability of our business. Please see “CD&A—Summary of Compensation Policy and Plan Changes During 2012” beginning on page 30 for a description of the additional changes that have been made.

As an advisory vote, the results of this vote will not be binding on the Board or the company. However, the Board values the opinions of our shareowners, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation program.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Your Board of Directors recommends

that you vote FOR Proposal  4.

SHAREOWNER PROPOSAL

The Company expects the following shareowner proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “New York City Funds”), which beneficially owned an aggregate of 1,393,870 shares of the company’s common stock as of November 27, 2012. The proposal, along with the supporting statement, is included below. The New York City Funds’ request was submitted by John C. Liu, Comptroller, City of New York,

1 Centre Street, New York, New York 10007-2341, on behalf of the Boards of Trustees of the New York City Funds. The following proposal and supporting statement were submitted by the New York City Funds:

PROPOSAL 5: REQUEST FOR POLITICAL SPENDING REPORT

“Resolved, that the shareholders of PPL Corporation (“PPL” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect ) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

“The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

“Stockholder Supporting Statement

“Long-term shareholders of PPL support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

“Disclosure is in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

“PPL contributed at least $1.36 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org). The Company, however, makes no mention of such activities on its website. Indeed, our Company ranked at the bottom of the 2012 CPA-Zicklin Index of Corporate Political and Accountability and Disclosure, which benchmarked the top 200 companies in the S&P 500, with a score of just seven out of 100 points.

“Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payment to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, PG&E, and Dominion Resources that support political disclosure and accountability and present this information on their websites.

“The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

PPL’S STATEMENT IN RESPONSE

The Board of Directors has considered this proposal and concluded that its adoption would not be in the best interests of our shareowners.

The Board believes it is in the best interests of our shareowners for PPL Corporation to be an effective participant in the political process. Laws and policies enacted at the federal and state levels can have a significant impact on the company and our customers, employees and shareowners. PPL actively encourages public policy that furthers our ability to provide reliable, competitively priced electricity and gas to our customers and to function efficiently, safely and economically. Our active participation in the public policy arena is appropriate to ensure that public officials are informed about key issues that affect the interests of our customers, employees, shareowners and the communities we serve.

PPL takes very seriously the need to conduct all aspects of our business in compliance with all applicable laws and regulations as well as the company’s values. The Board believes that adoption of this resolution is unnecessary. PPL reports all corporate lobbying-related activities and expenditures to appropriate state and federal agencies. Information on PPL’s current lobbying activities can be found in lobbying reports filed with various state and federal agencies, now available through links in our Public Policy Engagement statement, which is now available on the PPL Corporation website at (http://www.pplweb.com/about-us/how-we-operate/public-policy-engagement.aspx).

Trade Associations. PPL belongs to various trade associations that engage generally in education and advocacy efforts on a number of industry issues. For example, PPL is a member of the Edison Electric Institute, the Nuclear Energy Institute, the Electric Power Supply Association, the COMPETE Coalition, the PJM Power Providers Group (P3), the Campaign for Home Energy Assistance, as well as several state-level trade associations.

PPL reports dues or payments to trade associations not deductible under Section 162(e)(1) of the Internal Revenue Code in its lobbying filings, as required by state and federal laws. In 2012, the amount of contributions reported totaled $656,270.13.

Political Action Committees (PACs). PPL Corporation and its affiliates are prohibited from making contributions to candidates and political parties, including in-kind contributions, under federal law and under the laws of various states. Specifically, the laws of the following states in which PPL has operations, namely Pennsylvania, Kentucky, Montana and New Jersey, prohibit such contributions. Even in those states where corporate contributions are allowed, it is not our practice to use corporate dollars to support candidates or political parties. PPL’s Standards of Integrity further sets forth policies and guidelines related to political contributions.

PPL has established federal and state PACs through which employees may participate in the political process. People for Good Government (PGG) and the LG&E-KU Political Awareness and Civil Education Committee (PACE) are PACs that encourage active interest and participation in the political process by employees, retirees and shareowners. These nonpartisan, voluntary PACs are organized and operate separately from PPL Corporation, as required by law. They are guided by steering committees and allocations committees made up of employees from across the company.

PGG and PACE report all PAC contributions in campaign finance reports filed with various federal and state election commissions, as more fully described in our Public Policy Engagement statement, which is now available on the PPL Corporation website at (http://www.pplweb.com/about-us/how-we-operate/public-policy-engagement.aspx). Contributions to candidates and political parties in Maryland and Montana are made from the federal PGG account, and therefore, are included in the federal filings.

* * *

The Board believes that the expanded disclosure requested in this proposal could place the company at a competitive disadvantage by revealing its strategies and priorities. Because parties with interests adverse to the company also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit those parties while harming the interests of PPL and our shareowners. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than PPL alone (as the proponent requests).

In short, we believe that this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. If adopted, the proposal would apply only to PPL and to no other company and would cause PPL to incur undue cost and administrative burden, as well as competitive harm, without commensurate benefit to our shareowners. Accordingly, we recommend that you vote against this proposal.

Your Board of Directors recommends that

You vote AGAINST Proposal 5

DIRECTIONS TO PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

10 A.M. WEDNESDAY, MAY 15, 2013

ZOELLNER ARTS CENTER

420 E. Packer Avenue, on the campus of Lehigh University, Bethlehem, Pa. 18015

From Interstate 78

•	Take the Hellertown Exit (Exit #67 — Rt. 412).
•	Turn right onto Rt. 412 north toward Bethlehem.
•	Follow Rt. 412 north for 1.8 miles.
•	At stop light, bear left onto 4th St.
•	Follow 4th St. for 1 mile.
•	Turn left onto Filmore St.
•	Turn right onto E. Packer Ave.
•	Free parking in garage immediately on left (follow signs).

PPL Shareowner News and Information Line (800-345-3085)

Shareowner Inquiries:

PPL Shareowner Services

Wells Fargo Bank, N.A.

1110 Centre Point Curve, Suite 101

Mendota Heights, MN 55120

Toll Free: 1-800-345-3085

Outside U.S.: 651-453-2129

Fax: 651-450-4085

shareowneronline.com

Online Account Access:    Registered shareowners can activate their account for online access by visiting shareowneronline.com.

For questions about PPL Corporation or its subsidiaries:

Manager — PPL Investor Services

Two North Ninth Street (GENTW13)

Allentown, PA 18101

Fax: 610-774-5106

Via e-mail: invserv@pplweb.com

PPL, PPL Energy Supply, LLC, PPL Electric Utilities Corporation, LG&E and KU Energy LLC, Louisville Gas and Electric Company and Kentucky Utilities Company file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2012 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet website identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the website address in the Notice or follow the instructions that you will be given after dialing the toll-free number on your proxy. If you receive printed copies of the proxy materials, you may also mark, date, sign and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience if you receive printed copies of the proxy materials.

For the latest information on PPL Corporation,

visit our location on the Internet at

http://www.pplweb.com

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of	01 Frederick M. Bernthal	07 Stuart Heydt	☐	Vote FOR	☐	Vote WITHHELD
directors:	02 John W. Conway	08 Raja Rajamannar		all nominees		from all nominees
	03 Philip G. Cox	09 Craig A. Rogerson		(except as marked)
	04 Steven G. Elliott	10 William H. Spence
	05 Louise K. Goeser	11 Natica von Althann
	06 Stuart E. Graham	12 Keith H. Williamson
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here – Do not separate

2. Approval of amendment to PPL Corporation’s Articles of Incorporation to implement majority vote standard in uncontested elections of directors	☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

4. Advisory vote to approve named executive officer compensation	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Item 5.

5. Shareowner Proposal — Request for Political Spending Report	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

WEDNESDAY, MAY 15, 2013

10 A.M. EASTERN DAYLIGHT TIME

ZOELLNER ARTS CENTER

420 E. PACKER AVENUE

(on the campus of Lehigh University)

BETHLEHEM, PA 18015

PPL Corporation Two North Ninth Street Allentown, PA 18101	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2013.

William H. Spence and Robert J. Grey, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on May 15, 2013, and any adjournments or postponements thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments or postponements thereof.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4, and “AGAINST” Item 5.

By signing the proxy, you revoke all prior proxies and appoint William H. Spence and Robert J. Grey, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/ppl Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on May 14, 2013.	1-800-560-1965 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on May 14, 2013.	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS BALLOT CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of	01 Frederick M. Bernthal	07 Stuart Heydt	☐	Vote FOR	☐	Vote WITHHELD
directors:	02 John W. Conway	08 Raja Rajamannar		all nominees		from all nominees
	03 Philip G. Cox	09 Craig A. Rogerson		(except as marked)
	04 Steven G. Elliott	10 William H. Spence
	05 Louise K. Goeser	11 Natica von Althann
	06 Stuart E. Graham	12 Keith H. Williamson
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here – Do not separate

2. Approval of amendment to PPL Corporation’s Articles of Incorporation to implement majority vote standard in uncontested elections of directors	☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

4. Advisory vote to approve named executive officer compensation	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Item 5.

5. Shareowner Proposal — Request for Political Spending Report	☐	For	☐	Against	☐	Abstain

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on ballot. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ballot.

PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

WEDNESDAY, MAY 15, 2013

10 A.M. EASTERN DAYLIGHT TIME

ZOELLNER ARTS CENTER

420 E. PACKER AVENUE

(on the campus of Lehigh University)

BETHLEHEM, PA 18015

PPL Corporation Employee Stock Ownership Plan (ESOP)	Confidential Ballot

This is a ballot for voting your shares of PPL Corporation Common Stock held in the ESOP. Please complete the ballot card and return in the envelope provided or vote by telephone or the Internet. Fidelity Investments, as Trustee of the ESOP, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on May 15, 2013.

If you do not return your ballot card, or return it unsigned, or do not vote by telephone or Internet, the ESOP provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.

Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by telephone or Internet) to Fidelity Investments’ agent for tabulation. Timely receipt of your instructions on a signed ballot card or by telephone or Internet is extremely important.

This ballot, if sent by mail, must be received by the close of business on May 10, 2013 in order for your vote to be counted. If you wish to vote by telephone or on the Internet, please follow the instructions below.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Telephone or Internet vote authorizes the ESOP Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot card.

INTERNET	PHONE	MAIL
www.eproxy.com/ppl Use the Internet to vote your ballot 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on May 10, 2013.	1-800-560-1965 Use any touch-tone telephone to vote your ballot 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on May 10, 2013.	Mark, sign and date your ballot card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your ballot by Internet or by telephone, you do NOT need to mail back your Ballot Card.